UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C., 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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ESCO TECHNOLOGIES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ESCO TECHNOLOGIES INC.
9900A Clayton Road, St. Louis, Missouri 63124

NOTICE AND PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS
OF ESCO TECHNOLOGIES INC.

St. Louis, Missouri
December 11, 2013

TO THE SHAREHOLDERS OF ESCO TECHNOLOGIES INC.:

The 2014 Annual Meeting of the Shareholders of ESCO Technologies Inc. will be held on February 5, 2014 at the Company’s headquarters located at 9900A Clayton Road, St. Louis County, Missouri 63124, beginning at 9:30 a.m. Central Time, for the following purposes:

1.	To elect L.W. Solley and J.D. Woods as directors of the Company to serve for three-year terms expiring in 2017 and to elect G.E. Muenster as a director of the Company to serve for a one-year term expiring in 2015;
2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2014;
3.	To cast an advisory vote to approve the compensation of the Company’s executive officers;
4.	To vote on a shareholder proposal relating to sustainability reporting, if properly presented at the Meeting; and
5.	To transact such other business, if any, as may properly come before the Meeting or any adjournment thereof.

Your Board of Directors recommends that you vote “FOR” proposals 1, 2 and 3, and “AGAINST” proposal 4.

Shareholders of record at the close of business on December 6, 2013 are entitled to vote at the Meeting.

Information about each of the above Proposals, as well as additional relevant information concerning the Company, is set forth in the accompanying Proxy Statement and in the Company’s 2013 Annual Report to Shareholders. Instructions for voting are set forth herein and in the accompanying proxy card.

Thank you for your ongoing support.

ESCO TECHNOLOGIES INC.

By:	Chairman, Chief Executive Officer and President

Secretary

Even though you may plan to attend the Meeting in person, please vote electronically via the Internet or by telephone by following the instructions on the proxy card; or complete, sign, date and return the proxy card. A return envelope (which requires no postage if mailed in the United States) is enclosed for your convenience.

i

PROXY STATEMENT

This Proxy Statement is being furnished by ESCO Technologies Inc. (the “Company”) in connection with the solicitation of proxies for the Company’s 2014 Annual Meeting of Shareholders (the “Meeting”). The Meeting will be held on February 5, 2014, at the Company’s headquarters located at 9900A Clayton Road, St. Louis County, Missouri 63124, beginning at 9:30 a.m. Central Time, for the purposes set forth in the Notice of Annual Meeting above.

This Proxy Statement and the enclosed form of proxy card are being sent beginning on or about December 12, 2013 to all persons who held shares of the Company’s common stock (“Shares”) as of the close of business on December 6, 2013, the record date for determining the persons entitled to vote at the Meeting. These persons are referred to in this Proxy Statement as the “Shareholders.” As of the record date, there were 26,490,339 Shares outstanding and entitled to be voted at the Meeting. A copy of the Company’s 2013 Annual Report to Shareholders accompanies this Proxy Statement. The 2013 Annual Report to Shareholders and this Proxy Statement are also available for review at www.escotechnologies.com.

This proxy solicitation is being made by the Board of Directors of the Company by mail and via the Internet. Proxies may also be solicited by telephone, e-mail or fax by directors, officers or regular employees of the Company. The Company has also retained MacKenzie Partners, Inc., a proxy solicitation firm, for a fee of $15,000. The expenses of this solicitation will be paid by the Company. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com. If you plan to attend and have questions regarding directions to the Meeting, please call the Company at (314) 213-7200.

Whether or not you expect to be present in person at the Meeting, please vote in advance using one of the voting methods described herein and on the proxy card, which contains instructions on how to vote electronically via the Internet, by phone, by mail, or in person. If you vote by telephone or Internet, you need not mail back your proxy card. A Stockholder Control Number, located on the proxy card, is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you choose not to vote by telephone or Internet, please return your proxy card, properly signed and dated, and the shares represented will be voted in accordance with your directions.

In voting, you have several choices:

•	You may vote on each proposal, by proxy or by voting in person or by telephone or Internet, in which case your Shares will be voted in accordance with your choices.
•	You may abstain from voting on any one or more proposals, or withhold authority to vote for any one or more directors, which will have the effect described under the description of that proposal.
•	You may return a properly executed proxy form without indicating your preferences, in which case the proxies will vote the Shares as follows: (1) FOR election of the directors nominated by the Board of Directors, (2) FOR ratifying the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014, (3) FOR the advisory approval of executive compensation, (4) AGAINST the shareholder proposal relating to sustainability reporting, and (5) in the proxy holder’s discretion on such other business, if any, as may properly come before the Meeting.

You will have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to the Secretary of the Company, or by duly executing and delivering a proxy bearing a later date, or by attending the Meeting and casting a contrary vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on February 5, 2014. This Proxy Statement, form of proxy card and the 2013 Annual Report to Shareholders are available at http://www.ViewOurMaterial.com/ESCO.

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ITEMS TO BE VOTED ON AT THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors unanimously recommends a vote FOR the election of L.W. Solley, J.D. Woods and G.E. Muenster as directors of the Company.

The Company's Bylaws provide that the number of directors shall not be less than three nor greater than ten, with the exact number to be determined from time to time by majority vote of the Board of Directors. In accordance with this provision, the Board has reduced the authorized number of directors from seven to six in order to eliminate the vacancy caused by the death of director J.M. McConnell in February 2013.

The Board is divided into three classes, with the terms of office of each class ending in successive years. The terms of directors L.W. Solley, J.D. Woods and G.E. Muenster will expire at the 2014 Annual Meeting, and in order to equalize the number of directors in each of the classes following the death of Mr. McConnell, Mr. Solley and Mr. Woods have been nominated to serve for three-year terms expiring at the 2017 Annual Meeting, and Mr. Muenster has been nominated to serve for a one-year term expiring at the 2015 Annual Meeting. If elected, each would serve until the expiration of his term and until his successor has been elected and qualified. Proxies cannot be voted for more than three nominees.

Should any one or more of the nominees become unable or unwilling to serve (which is not expected), the proxies unless marked to the contrary will be voted for such other person or persons as the Board may recommend.

Certain information with respect to these nominees and the other directors whose terms of office will continue after the Meeting is set forth below, including each director’s business experience, directorships at other public companies during at least the past five years, and the specific experience, qualifications, attributes and skills which, among other reasons, have led the Board to conclude that such person is qualified to serve as a director.

Further information about the Board of Directors and its committees is set forth in the section captioned “Corporate Governance Information” beginning on page 11.

Nominees for Terms Ending in 2017

L.W. Solley	Age 71; Director since 1999

Principal Occupation and Business Experience:  Mr. Solley retired in 2002 as an Executive Vice President of the Process Management Business Group of Emerson Electric Co., an international technology and engineering provider of process management, network power, industrial automation, climate technologies, and commercial and residential solutions. He was responsible for certain product line acquisitions and their worldwide integration into the Process Group, and for development of new international manufacturing facilities for the Group. Mr. Solley was previously Chairman, President and Chief Executive Officer of Fisher Controls International Inc., prior to which he held a number of other positions with Fisher Controls including Vice President Strategic Planning, Vice President Marketing and Sales, and Group Vice President. Prior to his positions at Emerson Electric and Fisher Controls, he held a number of engineering and manufacturing positions within Monsanto Agricultural Chemical Company.

Public Company Directorships:  Mr. Solley currently serves on the Company’s Board of Directors.

Other Experience and Education:  Mr. Solley serves on the Board of Directors of Bourns Inc., a manufacturer and supplier of sophisticated electronic components. He received a Bachelor of Science in Chemical Engineering from Louisiana Tech University and engaged in post graduate studies at Loyola University in New Orleans and the Institut Européen d'Administration des Affaires (INSEAD) in Fontainebleau, France. He has also served as President and Chairman of the Valve Manufacturers Association.

Reasons for Board Membership:  Mr. Solley’s experience in acquisitions, international executive management, strategic planning and in sales and marketing with Emerson Electric and Fisher Controls, both large, complex, multinational corporations, as well as his engineering and domestic and foreign manufacturing experience has enabled him to provide valuable insight to Board deliberations and valuable guidance to the Company.

J.D. Woods	Age 82; Director since 2001

Principal Occupation and Business Experience:  Mr. Woods is Chairman Emeritus and retired Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated, a leading supplier of oilfield equipment and services. In 1987, Mr. Woods was the driving force behind the merger of two large companies serving the oil service industry, Baker International and Hughes Tool Company, resulting in the creation of Baker Hughes Incorporated. Mr. Woods became President of Baker Hughes in 1987 and Chairman in 1989, after previously holding a number of other positions including Executive Vice President and Group President, Division President, VP of Finance and Controller.

Public Company Directorships:  Mr. Woods currently serves on the Company’s Board of Directors. He previously served as a director of Complete Production Services, Inc., a leading oilfield service provider, where he was a member of the Audit, Compensation, and Nominating and Corporate Governance committees, and as a director of National Oilwell Varco, OMI Corporation, Kroger Co., USEC Inc., Foster Wheeler AG and Cap Rock Communications, Inc.

Other Experience and Education:  Mr. Woods is the past Chairman of the Petroleum Equipment Suppliers Association, past Chairman of the National Ocean Industries Association. He served as Chairman of the Greater Houston YMCA which awarded him the coveted David Allen award and serves as a director of the University of Texas Health Science Center in Houston, Texas. He is also a former trustee of the Boys and Girls Club of America, where he received their prestigious Herbert Hoover Humanitarian Award. Mr. Woods received a Bachelor’s degree in Finance from California State University, Fullerton, and was awarded an honorary Doctorate degree by the University in 2006.

Reasons for Board Membership:  Mr. Woods’ experience in governance issues at public companies and in managing a large multi-national company brings to the Board of Directors valuable insights into the areas of managing growth and acquisitions and divestures.

Nominee for A Term Ending in 2015

G.E. Muenster	Age 53; Director since 2011

Principal Occupation and Business Experience:  Mr. Muenster has been the Executive Vice President and Chief Financial Officer of the Company since February 2008, after serving as Senior Vice President and Chief Financial Officer of the Company since 2006. Over the past 20 years, Mr. Muenster has served in a number of senior financial management positions with the Company with increasing responsibilities. Prior to joining the Company, Mr. Muenster was employed by one of the world’s largest international certified public accounting firms, KPMG LLP. In this role, Mr. Muenster served as Client Manager, auditing and providing financial, accounting and Securities and Exchange Commission compliance services to several of St. Louis’ largest publicly-traded global manufacturing companies, including Emerson Electric Co.

Public Company Directorships:  Mr. Muenster currently serves on the Company’s Board of Directors.

Other Experience and Education:  Mr. Muenster received a Bachelor of Science degree in Accounting from St. Louis University, and has been a licensed CPA.

Reasons for Board Membership:  Mr. Muenster’s broad range of financial and operational responsibilities with the Company and his long service make him uniquely qualified to provide the Board of Directors with valuable insights into the Company, helping to identify its strengths and weaknesses, and identifying and directing key managers and other critical employees.

Directors Continuing in Office

V.L. Richey, Jr. (Term expires 2016)	Age 56; Director since 2002

Principal Occupation and Business Experience:  Mr. Richey has been the Chairman, Chief Executive Officer and President of the Company since 2003. He joined the Company in 1990 and previously served in a number of positions including Vice President of Sales and Marketing for one of the Company’s former divisions; Vice President of Administration; Vice President responsible for the Company’s Communications and Test segments; and President and Chief Operating Officer.

Public Company Directorships:  In addition to serving on the Company’s Board of Directors, Mr. Richey is a director of Nordson Corporation, a leader in precision dispensing equipment for applying industrial liquid and powder coatings, adhesives and sealants to numerous consumer and industrial products during manufacturing operations, where he serves as a member of the Human Resources and Compensation Committee and as Chairman of the Nominating and Corporate Governance Committee.

Other Experience and Education:  Prior to joining the Company, Mr. Richey was employed by Emerson Electric Co., an international technology and engineering provider of process management, network power, industrial automation, climate technologies, and commercial and residential solutions, in a variety of roles in the Electronics and Space Division. He previously served in the United States Army as a Military Intelligence Officer. Mr. Richey has a Bachelor of Arts degree from Western Kentucky University and a Masters in Business Administration degree from Washington University in St. Louis, Missouri.

Reasons for Board Membership:  Mr. Richey’s broad range of ever-increasing responsibilities with the Company and his long service make him uniquely qualified to provide the Board of Directors with valuable insights into the Company, its strengths and weaknesses and its employees.

J.M. Stolze (Term expires 2016)	Age 70; Director since 1999

Principal Occupation and Business Experience:  Mr. Stolze has served as the Chief Financial Officer of two public companies: he was the Vice President and Chief Financial Officer of Stereotaxis, Inc., a manufacturer of medical instruments, from May 2004 until his retirement in December 2009, and the Executive Vice President and Chief Financial Officer of MEMC Electronic Materials Inc. from May 2004 to December 2009. Prior thereto he served as an Audit Partner for KPMG LLP.

Public Company Directorships:  Mr. Stolze currently serves on the Company’s Board of Directors.

Other Experience and Education:  Mr. Stolze is a member of the Board of Directors and Chairman of the Audit Committee of ISTO Technologies, Inc., an orthobiologics company; and a member of the Board of Trustees and member of the Facilities and Real Estate Committee, Maryville University, St. Louis, Missouri. Mr. Stolze received a Bachelor of Science degree in Mechanical Engineering from the University of Notre Dame and a Masters in Business Administration degree from the University of Michigan. He holds a Certified Public Accountant (CPA) license from the State of Missouri.

Reasons for Board Membership:  Mr. Stolze’s experience in the accounting profession as well as his experience in corporate finance and treasury matters and domestic and foreign manufacturing has enabled Mr. Stolze to provide valuable advice and direction. As Chairman of the Audit and Finance Committee of the Company’s Board of Directors and its designated financial expert, Mr. Stolze adds significant value to the Company’s goals of maintaining a strong balance sheet and fulfilling its financial reporting obligations, accurately and transparently.

D.C. Trauscht (Term expires 2015)	Age 80; Director since 1991

Principal Occupation and Business Experience:  Mr. Trauscht currently serves as Chairman of BW Capital Corporation, a private investment company. He previously served as Chairman, President and Chief Executive Officer, Borg Warner Corporation; President, Langevin Company; and President, Scientific Management Corp.

Public Company Directorships:  In addition to serving on the Company’s Board of Directors, Mr. Trauscht is currently a director of Scorpio Tankers Inc., a world-wide provider of marine transportation of petroleum products where he serves as Lead Director, Chairman of the Governance and Compensation committees and a member of the Audit Committee. Mr. Trauscht previously served on the Board of Directors of a number of publicly-traded companies, including Baker Hughes Inc., Borg Warner Corporation, Blue Bird Corporation, Cordant Technologies Inc., Wynn International Inc., IES Corporation, IMO Industries Inc. and OMI Corporation, as well as serving as Chairman of a number of Board committees of these companies, including Compensation, Finance, Governance and Audit.

Other Experience and Education:  Mr. Trauscht currently serves on the Board of Directors of Bourns Inc., a manufacturer and supplier of sophisticated electronic components, and previously served on the Board of Directors of Global Motor Sports Group Inc. Mr. Trauscht has served as Trustee of a number of civic, professional and charitable organizations including the Oak Brook, Illinois School District; Illinois Literacy Foundation; and the Museum of Science and Industry in Chicago, Illinois.

Reasons for Board Membership:  Mr. Trauscht’s service as Chief Executive Officer of Borg Warner Corporation as well as his extensive experience as a Board Member and Committee Chair at a number of publicly-held companies has enabled him to provide valuable advice and direction to the Company in all areas, particularly those involving corporate governance, acquisitions, divestitures and capital spending. His background and experience makes Mr. Trauscht uniquely qualified to discharge his duties as the Company’s Lead Director.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its 2014 fiscal year.

The Audit and Finance Committee of the Board of Directors has appointed KPMG LLP, an independent registered public accounting firm, as independent public accountants of the Company for the fiscal year ending September 30, 2014.

Although the appointment of KPMG LLP is not required to be submitted to a vote of the Shareholders, the Board of Directors believes it is appropriate to request that the Shareholders ratify the appointment. If the Shareholders do not ratify this appointment, the Committee will investigate the reasons for the rejection and will reconsider the appointment.

KPMG LLP or its predecessor firms have served as the independent public accountants of the Company since its incorporation in 1990. A representative of KPMG LLP is expected to be present at the Meeting with the opportunity to make a statement and respond to appropriate questions from Shareholders.

Information about the fiscal 2013 audit, the Committee’s policies relating to the approval of audit and permitted non-audit services performed by KPMG LLP, and the fees paid to KPMG LLP by the Company, are set forth under “Audit-Related Matters” beginning on page 36.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors unanimously recommends a vote FOR approval of the compensation of the Company’s executive officers as disclosed in this Proxy Statement.

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Board of Directors is again soliciting an advisory (non-binding) Shareholder vote to approve the compensation of the Company’s executive officers (also referred to herein as the “named executive officers”) as described in this Proxy Statement (commonly referred to as “Say-on-Pay”). In accordance with the results of the vote we conducted at the 2011 Annual Meeting on the frequency of Say-on-Pay votes, we plan to present a Say-on-Pay vote every year. At the 2013 Annual Meeting, over 90% of the votes represented at the meeting were cast in support of the Company’s executive compensation program.

The Board of Directors strongly endorses the Company’s executive compensation program and recommends that the Shareholders vote in favor of the following Resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held in 2014 pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and narrative disclosure.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this Proxy Statement. Although the vote is non-binding, the Board of Directors and the Committee value the opinions of the Shareholders, and to the extent there is a significant vote against the above resolution the Company will consider the Shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.

The Company’s executive compensation program is designed to attract, motivate, and retain its executive officers, who are critical to the Company’s success. The Human Resources and Compensation Committee of the Board reviews the compensation program at least annually to ensure that it achieves the desired goals of aligning the Company’s executive compensation structure with shareholders’ interests and current market practices. Based on its latest review, the Committee did not make any substantial changes to the structure of the program for fiscal 2014.

The Committee believes that the program constitutes a balanced, competitive approach to compensation that supports its compensation objectives through performance based compensation that aligns the interests of executives with those of the Company’s shareholders. Below are some key features of the compensation program:

•	A significant part of the Company’s executive compensation is at-risk and performance-based, including annual cash incentives, which closely link pay to financial results and provide for variability through lower compensation in times of poor performance and higher compensation in times of strong performance. For fiscal 2013, the main performance measures for cash incentives were earnings per share, cash flow and entered orders, and the incentive compensation paid to the executive officers reflected the Company’s performance with respect to the targets established for these measures.
•	The Company provides a significant part of executive compensation as long-term equity incentives in the form of performance-accelerated restricted Shares, which are based on the Company’s stock performance and cannot be distributed earlier than 3½ years after the award.
•	In 2010, the Committee adopted a clawback policy for equity and incentive compensation and previously included recoupment, non-compete and clawback provisions in certain awards.
•	The Company has significant executive stock ownership guidelines.
•	The Company’s change of control severance plan utilizes a “double trigger” and its employment agreements provide for the protection of confidential information and post-termination consulting.

Shareholders are encouraged to review the section captioned “Executive Compensation Information” beginning on page 17. This section provides details about the Company’s executive compensation program as well as specific information about the compensation of the named executive officers, and includes the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and narrative disclosure referred to in the proposed Resolution.

PROPOSAL 4: VOTE ON SHAREHOLDER PROPOSAL RELATING TO
SUSTAINABILITY REPORTING

The Board of Directors unanimously recommends a vote AGAINST the following shareholder proposal.

A shareholder of the Company, Walden Asset Management (“Walden”), a division of Boston Trust & Investment Management Company, One Beacon Street, Boston, Massachusetts 02108, filed a notice with the Company that it intends to propose the resolution set forth below for a vote at the Meeting. The proposal was co-filed by four other shareholders, The Christopher Reynolds Foundation, The Needmor Fund, The Swift Foundation and The Wallace Global Fund. The proponents hold collectively approximately 104,075 Shares. The Company will provide the addresses and exact numbers of voting shares held by each of the proponents to any Shareholder promptly upon receipt of an oral or written request.

The Board of Directors has concluded that it cannot support the proposal for the reasons set forth in the Board of Directors’ Statement in Opposition to Shareholder Proposal, below.

Shareholder Proposal

SUSTAINABILITY REPORTING

RESOLVED

Shareholders request that ESCO Technologies issue a sustainability report describing the company’s environmental, social and governance (ESG) risks and opportunities including greenhouse gas (GHG) emissions reduction targets and goals. The report should be available by year end 2014, prepared at reasonable cost, omitting proprietary information.

SUPPORTING STATEMENT

We believe tracking and reporting on ESG business practices makes a company more responsive to a transforming global business environment characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities in products and processes, develop company-wide communications, publicize innovative practices, and receive feedback.

The Principles for Responsible Investment (PRI) is a United Nations initiative whose members seek the integration of ESG factors in investment decision making. Members collectively hold over $34 trillion of assets under management and seek information on ESG factors to analyze fully the risks and opportunities associated with existing and potential investments.

Carbon Disclosure Project (CDP), representing over 722 institutional investors globally with more than $87 trillion in assets, calls for disclosure from companies on their Greenhouse Gas emissions and climate change management programs. Over two thirds of the S&P 500 now report to CDP.

Sustainability reporting is on the rise globally. In 2011, there was a 46% increase in the number of organizations worldwide using the Global Reporting Initiative’s (GRI) Guidelines for their ESG reporting according to G&A Institute. Smaller companies are proactively implementing sustainability reporting as they grow and anticipate such reporting requests from investors and customers.

Companies such as 3M, Apple, Intel and Microsoft, among many others, increasingly require their suppliers to track and report on key environmental and social factors. A key ESCO Technologies’ customer, PG&E began working with suppliers in 2008 to integrate sustainability in its supply chain through its Green Supply Chain Program. Competitors such as Itron Inc., Oracle Corporation, and Pall Corporation, publish comprehensive sustainability reports.

In contrast, ESCO Technologies does not report on its sustainability efforts nor disclose GHG data. Climate change is one of the most financially significant environmental issues currently facing investors. Occupational safety and health, vendor and labor standards, waste and water reduction targets and product related environmental impacts are particularly important ESG considerations in ESCO Technologies sector and may have the potential to pose significant regulatory, legal, reputational and financial risks.

The company recognizes in its 10-K that it is “involved in various stages of investigation and cleanup relating to environmental matters” and that “environmental contamination may be discovered in the future on properties which [were] formerly owned or operated.” However, shareholders currently have no access to substantial information on how the company is managing these business factors and risks or its environmental footprint.

We recommend that the report include a company-wide review of policies, practices and metrics related to ESG performance using the GRI index and checklist as a reference.

Board of Directors’ Statement in Opposition to Shareholder Proposal

The Board of Directors strongly feels that preparing a sustainability report would be an unnecessary and imprudent use of the Company’s resources. While we acknowledge that it is important for the Company to conduct its business in an ethical and socially responsible manner, and to take into account social, environmental and governance considerations, we do not believe that the formal report suggested by the proponents would provide useful information to shareholders sufficient to justify its considerable cost.

The Company has a long history of dedication to good corporate citizenship and social responsibility, and has already adopted many of the practices which would be disclosed by the form of sustainability report which the proponents propose:

•	We have always been committed to ethical business practices and to compliance with the law in all aspects of our business, as stated in our Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and Vendor Code of Conduct, all of which are posted on our website.
•	Our subsidiaries are conscious of their impacts on the environment. They have adopted and continue to adopt environmentally-friendly practices such as using motion-activated and high-efficiency lighting, timing electrical usage to avoid peak demand hours, and replacing HVAC units with newer, energy-efficient models. Of course, these actions are not only good for the environment, they generate cost savings.
•	In addition, we strive for ways to reduce our waste stream. Our facilities routinely recycle a wide variety of materials from office paper and plastic to scrap metal from manufacturing. Although our manufacturing operations generate very little hazardous waste and few greenhouse gases or other emissions, we do strive to reduce emissions where applicable, and our PTI facility voluntarily reports its carbon and greenhouse gas footprints through The Climate Registry.
•	We also strive to be a good corporate citizen in the communities we serve. Our subsidiaries are able to recommend local charities to receive funds through the ESCO Foundation, and employees at our various operations are encouraged to be involved in local charitable work and community events. Our facilities recruit and hire primarily within their local areas, and obtain their supplies from local vendors where possible.

However, to prepare and issue a formal report of the type sought by the proponents, which they recommend be prepared with reference to the Global Reporting Initiative (GRI) Sustainability Reporting Guidelines, would require significant time and expense and produce little if any added benefit to shareholders. GRI is a Netherlands-based organization which collaborates with agencies of the United Nations to promote global corporate economic, environmental, social and governance reporting and responsibility. The GRI Guidelines are voluminous (over 90 pages of Reporting Principles and Standard Disclosures as well as an Implementation Manual of over 260 pages) and complex, and we believe they are primarily relevant to much larger multinational corporations, especially those with significant operations in developing countries. All of the companies cited by the proponents in their proposal — 3M, Apple, Intel, Microsoft, PG&E, Itron, Oracle and Pall Corporation — are many times larger than we are.

For example, a major category of disclosure under the Guidelines relates to human rights violations deriving from oppressive working conditions, such as the use of forced or child labor and violation of the rights of indigenous peoples. Although these disclosures may be relevant to companies such as the large consumer product manufacturers recently reported in the press as sourcing product from oppressive foreign subcontractors, our foreign operations are not of a size or nature which would generate this type of risk.

Another major category of disclosure under the Guidelines relates to environmental impacts; however, our operations do not consume significant amounts of natural resources or energy, and do not generate significant amounts of airborne emissions, waste water or hazardous waste, compared to the environmental impacts of the much larger corporations which have historically been the primary followers of the GRI Guidelines.

Even in the case of those categories and topics which may apply to the Company, in order to be compliant with the Guidelines the Company would need to investigate, quantify and report on each of them in a manner consistent with the methodologies and procedures prescribed by the Guidelines. A report prepared in accordance with the Guidelines would require extensive and detailed scientific and technical analyses, requiring substantial and unreasonable amounts of funds and personnel time, and very likely the employment of consultants with specialized expertise, diverting our valuable resources from where they are most needed at the present time.

We are also currently engaged in the first stages of another compliance project, legally mandated by recently-enacted Securities and Exchange Commission rules under Dodd-Frank, requiring the Company to annually investigate, report on and publicly disclose its uses and sources of supply of certain specified “Conflict Minerals.” We estimate that generating just the initial Conflict Minerals Report alone will cost in excess of $200,000 and require significant amounts of time of Company employees throughout the organization. The Board does not believe that it is appropriate for the Company to be spending its funds and employees’ time on an additional type of report which is not legally mandated.

In conclusion, we believe that our existing corporate practices, including programs and activities to ensure compliance with applicable legal requirements, existing corporate social responsibility programs, and our environmental efforts, adequately address the concerns raised by the proposal, and that the additional report requested would be costly and would provide no meaningful additional benefit to our shareholders, employees or the communities in which we operate.

Accordingly, the Board of Directors unanimously recommends that the shareholders vote “AGAINST” Proposal 4.

OTHER MATTERS

If any other proposal is properly presented for a vote at the Meeting, other than the election of directors and the other proposals described in this proxy statement, the proxy holders will vote on it in their own discretion.

REQUIRED VOTE

At the Meeting, the Shareholders will be entitled to cast one vote for each Share held by them of record on the record date. There is no cumulative voting with respect to the election of directors. The affirmative vote of the holders of a majority of the Shares entitled to vote which are present in person or represented by proxy at the Meeting is required to elect directors, to approve each of the individual proposals described in this Proxy Statement, and to act on any other matters properly brought before the Meeting.

Shares represented by proxies which are marked “Withhold Authority” with respect to the election of any one or more nominees for election as directors, marked “Abstain” on any one or more of the other individual proposals described in this Proxy Statement, or marked to deny discretionary authority on any other matters brought before the Meeting will be counted for the purpose of determining the number of Shares represented by proxy at the Meeting; but proxies so marked will have the same effect as if the Shares represented thereby were voted against such nominee or nominees, against such proposals, or against such other matters, respectively.

Under the Rules of the New York Stock Exchange, the proposal to approve the appointment of independent auditors is considered a “discretionary” item, which means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of directors, the advisory vote on executive compensation and the vote on the shareholder proposal on sustainability reporting are “non-discretionary” items, which means that brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will, if the underlying Shares are otherwise represented at the Meeting, be considered to be present for purposes of determining a quorum, but will be treated as not entitled to vote on such matter or matters; they will therefore not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors, the advisory vote on executive compensation or the vote on the shareholder proposal on sustainability reporting. It is important that you provide instructions to your broker if your Shares are held by a broker so that your votes are counted.

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CORPORATE GOVERNANCE INFORMATION

BOARD OF DIRECTORS

The Board of Directors consists of six directors, divided into three classes. Information about each of the current directors is provided under “Proposal 1: Election of Directors” beginning on page 2.

Two of the directors, V.L. Richey, Jr. and G.E. Muenster, are members of the Company’s management. The four non-management directors are L.W. Solley, J.M. Stolze, D.C. Trauscht and J.D. Woods. The Board of Directors has affirmatively determined that none of the non-management directors has any relationship with the Company other than in his capacity as a director and shareholder, and therefore all of such directors are independent as defined under the Company’s Corporate Governance Guidelines and the listing standards of the New York Stock Exchange. In additon, J.M. McConnell was affirmatively determined to be independent during his service on the Board prior to his death.

The Board of Directors held six meetings during fiscal 2013. All of the directors attended at least 75% of the meetings of the Board and of each of the committees on which they served. The Company’s policy requires that all directors attend the Annual Meeting of Shareholders, except for absences due to causes beyond the reasonable control of the director. All of the directors attended the 2013 Annual Meeting, held in Oxnard, California.

Governance Policies and Management Oversight

The Board of Directors has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all of the Company’s directors, officers and employees. Additionally, the Board of Directors has adopted a Code of Ethics for Senior Financial Officers applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and persons performing similar duties. These documents are posted on the Company’s web site, www.escotechnologies.com, and a copy of any of these documents is also available in print to any Shareholder who requests it.

In adopting the Corporate Governance Guidelines, the Board of Directors established the policy that the positions of Chief Executive Officer and Chairman of the Board of Directors are to be held by the same person. Based upon its most current review of that policy, the Board of Directors continues to believe that it has served the Company well. V.L. Richey, Jr. has been and continues to be Chairman of the Board and Chief Executive Officer. The Board believes that Mr. Richey is a strong leader at both the Company and the Board levels, and believes that the Chief Executive Officer, who has primary responsibility for managing the day-to-day operations of the Company, is also well positioned to provide Board leadership that is aligned with shareholder interests and the needs of the Company. Furthermore, the Board believes that having one person serving as Chairman of the Board and Chief Executive Officer enables the Company to speak with one voice, and reduces the chance of confusion about leadership roles and responsibilities.

At the same time, the Board is also very cognizant of its oversight responsibilities, and has in place structural safeguards that serve to preserve the Board’s independent oversight of management. The Board has only two management directors, with a significant majority of directors remaining independent. All of the directors are highly qualified and experienced. Additionally, each member of the Audit and Finance Committee, the Human Resources and Compensation Committee, and the Nominating and Corporate Governance Committee is an independent director.

Further, the Board has appointed Mr. Trauscht as Lead Director. The Lead Director chairs all meetings of the independent directors, which normally occur in conjunction with each Board meeting; provides regular input to the Chairman regarding the content of the agendas for meetings of the Board; advises the Chairman of the quality, quantity and timeliness of the information required by the Board to effectively and responsibly perform its oversight duties; and acts as liaison between the Board and the Chairman on sensitive issues. The Board believes that these safeguards have been and are effective in preserving the Board’s independent oversight of management.

The Board’s Role in Risk Oversight

The Company’s management is responsible for managing the Company’s risks on a day-to-day basis, and has adopted a comprehensive, ongoing enterprise risk management process that it uses to identify and assess

Company risks. Management has identified risks in four general areas: Financial and Reporting; Legal and Compliance; Operational; and Strategic. Periodically, management advises the Board and the appropriate Board committee of the risks identified; management’s assessment of those risks at the business unit and corporate levels; its plans for the management of these identified risks or the mitigation of their effects; and the results of the implementation of those plans.

While the Board as a whole has responsibility for and is involved in the oversight of Company management’s risk management processes and controls, some of the identified risks are given further review by the Board committee most closely associated with the identified risks. For example, the Audit and Finance Committee provides additional review of the risks in the areas of accounting, liquidity, credit and tax. Similarly, the Human Resources and Compensation Committee provides additional review of risks in the area of compensation and benefits and human resource planning. The Nominating and Corporate Governance Committee devotes additional time to the review of risks associated with corporate governance, ethics and legal issues.

The Board’s leadership structure combines the positions of Chairman of the Board and Chief Executive Officer, as discussed above. This structure enables that one person, who has intimate knowledge of management’s day-to-day risk management processes and controls, to ensure that the directors receive all of the information necessary to discharge their oversight role responsibly.

Related Person Transactions and Procedures

The Company has implemented a written policy to ensure that all Company transactions in which a “Related Person” has or will have a direct or indirect interest will be at arm’s length and on terms generally available to an unaffiliated third-party under the same or similar circumstances. “Related Persons” include the Company’s directors, director nominees and executive officers, holders of 5% or more of the Company’s stock, and the immediate family members of each. The policy contains procedures requiring Related Persons to notify the Company of any such transaction and for the Nominating and Corporate Governance Committee to review the material facts of the proposed transaction and determine whether to approve or disapprove the transaction. The Committee will consider whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. If advance Committee approval is not feasible or is not obtained, the policy requires submission of the transaction to the Committee after the fact, and the Committee is empowered to approve, ratify, amend, rescind or terminate the transaction. In such event, the Committee will also request the General Counsel to evaluate the Company’s controls and procedures to ascertain whether any changes to the policy are recommended.

The Company has developed and implemented processes and controls to obtain information about Related Person transactions for the purpose of determining, based on the facts and circumstances, whether a Related Person has a direct or indirect material interest in the transaction. Pursuant to these processes and controls, all directors and executive officers annually complete, sign and submit a Directors’ and Officers’ Questionnaire and a Conflict of Interest Questionnaire that are designed to identify Related Person transactions and both actual and potential conflicts of interest. Additionally, 5% or more shareholders are annually requested to respond to certain questions designed to identify direct or indirect material interests by such 5% or more shareholder in any transactions with the Company.

Based on its review and processes, the Company determined that there has been no transaction since the beginning of the Company’s last fiscal year, and there is no currently proposed transaction, in which the Company was or is to be a participant and in which any Related Person had or will have a direct or indirect material interest.

Communications with Directors

Interested parties desiring to communicate concerns regarding the Company to the Lead Director or to the non-management Directors as a group may direct correspondence to: Mr. D.C. Trauscht, Lead Director, ESCO Technologies Board of Directors, ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186. Alternatively, interested parties who wish to communicate with an individual director or any group of directors may write to such director(s) at ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186, Attn: Secretary. All such letters will be forwarded promptly to the relevant director(s).

COMMITTEES

The members of the Board of Directors are appointed to various committees. The standing committees of the Board are: the Executive Committee, the Audit and Finance Committee, the Nominating and Corporate Governance Committee, and the Human Resources and Compensation Committee.

Executive Committee

The Executive Committee’s function is to exercise the full authority of the Board of Directors between Board meetings, except that the Executive Committee may not take certain specified actions which the Board of Directors has reserved for action by the whole Board.

The Executive Committee met two times in fiscal 2013. Its members are Mr. Richey (Chairman) and Mr. Trauscht.

Audit and Finance Committee

The functions of the Audit and Finance Committee are generally to assist the Board of Directors in its oversight of the Company’s financial reporting process, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent registered public accounting firm (the “Accounting Firm”), and the performance of the Company’s internal audit function. The Committee is responsible for appointing, retaining and overseeing the Accounting Firm and its performance of the annual audit; annually evaluating the qualifications, independence and prior performance of the Accounting Firm; reviewing the scope of the Accounting Firm’s work and approving its annual audit fees and any non-audit service fees; reviewing the Company’s internal controls with the Accounting Firm and the internal audit executive; reviewing with the Accounting Firm any problems it may have encountered during the annual audit; discussing Form 10-K and 10-Q reports with management and the Accounting Firm before filing; reviewing and discussing earnings press releases; discussing with management major financial risk exposures; reviewing the annual internal audit plan and associated resource allocation; and reviewing the Company's reports to shareholders with management and the Accounting Firm and receiving certain assurances from management.

The Committee is also responsible for the Audit Committee Report required to be included in this Proxy Statement pursuant to the regulations of the Securities and Exchange Commission (“SEC”). This Report is set forth under “Audit-Related Matters” beginning on page 36.

The members of the Committee are Mr. Stolze (Chairman), Mr. Trauscht and Mr. Woods. Each member is an independent director, is financially literate, and has accounting or related financial management expertise, as defined under the Company’s Corporate Governance Guidelines and the applicable listing standards of the New York Stock Exchange. In addition, the Board of Directors has determined that Mr. Stolze is an audit committee financial expert within the meaning of Item 407(d)(5)(ii) of SEC Regulation S-K. The Committee met four times in fiscal 2013.

The Committee operates under a written charter adopted by the Board of Directors. The charter is posted on the Company’s web site, www.escotechnologies.com, under the “Corporate Governance” link, and a copy is available in print to any shareholder who requests it.

Nominating and Corporate Governance Committee

The functions of the Nominating and Corporate Governance Committee are generally to identify and recommend approval of individuals qualified to become Board members for selection to the Board; to review the composition of Board committees; to develop and recommend to the Board effective corporate governance guidelines; to review the Company’s corporate governance and compliance programs; to oversee the Company’s ethics programs; to review conflicts of interest involving Related Persons, including oversight and administration of the Company’s policy on Related Person transactions; and to lead the Board in its annual review of the Board’s performance.

The Committee has not established specific minimum qualifications that must be met by a candidate in order to be considered for nomination as a director, but requires that candidates have varied business and professional backgrounds, be persons of the highest integrity, possess sound business judgment, and possess such other skills and experience as will enable the Board to act in the long-term interests of the Company’s shareholders. The Committee may establish and utilize such other specific membership criteria as it deems appropriate from time to time in light of the Board’s need of specific skills and experience.

Although the Committee does not have a formal policy on diversity, it seeks the most qualified candidates without regard to race, color, national origin, gender, religion, disability or sexual orientation. The Committee may identify new candidates for nomination based on recommendations from Company management, employees, non-management directors, third party search firms, shareholders and other third parties. Consideration of a new candidate typically involves the Committee’s review of information pertaining to such candidate and a series of internal discussions, and may proceed to interviews with the candidate. New candidates are evaluated based on the above-described criteria in light of the specific needs of the Board and the Company at the time. Incumbent directors whose terms are set to expire are evaluated based on the above-described criteria, as well as a review of their overall past performance on the Board of Directors. The Committee has the authority to engage third party search firms to identify candidates, and in 2013 it engaged the executive search and consulting firm of Heidrick & Struggles to assist the Committee in identifying and evaluating potential directors.

The Committee will consider director candidates recommended by shareholders, and will evaluate such individuals in the same manner as other candidates proposed to the Committee. All candidates must meet the legal, regulatory and exchange requirements applicable to members of the Board of Directors. Shareholders who wish to recommend director candidates for the 2015 Annual Meeting of Shareholders should notify the Committee no later than August 31, 2014 in order to allow time for their consideration by the Committee. Submissions are to be addressed to the Nominating and Corporate Governance Committee, c/o Alyson S. Barclay, Corporate Secretary, ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186, which submissions will then be forwarded to the Committee. The Committee is not obligated to nominate any such individual for election.

The members of the Committee are Mr. Trauscht (Chairman) and Mr. Solley. Each member is an independent director as defined under the Company’s Corporate Governance Guidelines and the applicable listing standards of the New York Stock Exchange. The Committee met six times in fiscal 2013.

The Committee operates under a written charter adopted by the Board of Directors. The charter is posted on the Company’s web site, www.escotechnologies.com, under the “Corporate Governance” link, and a copy is available in print to any shareholder who requests it.

Human Resources and Compensation Committee

The functions of the Human Resources and Compensation Committee are generally to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer; to evaluate the Chief Executive Officer’s performance in light of these goals and objectives; to determine the Chief Executive Officer’s compensation based upon the evaluation; to review and approve the compensation of officers and other key executives; to approve and evaluate incentive compensation plans, equity-based plans and other compensation plans; to review and approve benefit programs, including implementation of new programs and material changes to existing programs; to review the performance and development of, and succession planning for, Company management; to assure that executive officers and other senior executives of the Company are compensated in a manner consistent with the strategy of the Company and competitive practice; and to oversee the Company’s Charitable Contributions Program.

The Committee is also responsible for reviewing and discussing with management the Company’s annual Compensation Discussion and Analysis, and recommending its inclusion in the Company’s annual proxy statement and the Company’s Form 10-K filed with the SEC. Its Report on these matters is set forth on page 17.

The members of the Committee are Mr. Woods (Chairman), Mr. Solley and Mr. Trauscht. Each member is an independent director as defined under the Company’s Corporate Governance Guidelines and the applicable listing standards of the New York Stock Exchange, including the enhanced independence standards for compensation committee members. The Committee met four times in fiscal 2013.

The Committee operates under a written charter adopted by the Board of Directors. The charter is posted on the Company’s web site, www.escotechnologies.com, under the “Corporate Governance” link, and a copy is available in print to any shareholder who requests it.

Compensation Committee Interlocks and Insider Participation

Mr. Woods, Mr. Solley and Mr. Trauscht were the only members of the Human Resources and Compensation Committee during fiscal 2013. None of the foregoing (i) was during fiscal 2013 an officer or employee of the Company; (ii) was formerly an officer of the Company; or (iii) had any other relationship requiring disclosure under any paragraph of Item 404 or under Item 407(e)(4) of SEC Regulation S-K. None of the executive officers during fiscal 2013 served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company’s Board of Directors or Human Resources and Compensation Committee.

DIRECTOR COMPENSATION

The many responsibilities and the substantial time commitment of being a director of a public company require that the Company provide adequate incentives for the directors’ continued performance by paying compensation commensurate with the directors’ expertise and duties. Directors who are employees of the Company do not receive any compensation for service as directors. The non-management directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Cash compensation paid in fiscal 2013 to non-management directors consisted of: an annual cash retainer of $32,500; an additional annual cash retainer for the Lead Director of $25,000; an annual cash retainer for the Chairmen of the Audit and Finance Committee, Nominating and Corporate Governance Committee and Human Resources and Compensation Committee of $7,000, $5,000 and $5,000, respectively; an annual fee for Board meetings of $6,500; and annual fees for meetings of the Audit and Finance Committee, Nominating and Corporate Governance Committee and Human Resources and Compensation Committee of $4,800, $6,000 and $4,800, respectively. The above-mentioned cash retainers and fees are paid in January of each year; however, when Mr. Woods succeeded Mr. McConnell on the Audit and Finance Committee he received a pro rata portion of the annual meeting fee for that Committee. Also, each non-management director receives a retainer of 900 Shares per quarter.

Under the Company’s Directors’ Extended Compensation Plan, a plan for non-management directors who began Board service prior to April 2001, each director currently on the Board who has served as a non-management director for at least five years will, after the later of termination of services as a director or reaching age 65, receive for life an annual benefit equal to a percentage of the fiscal year 2001 annual cash retainer for directors of $20,000. This percentage ranges from 50% to 100% based upon years of service as a director. Under these criteria, each non-management director is currently qualified to receive the maximum annual benefit of $20,000. On or after retirement, if the eligible director so elects, and subject to the approval of the Human Resources and Compensation Committee, the actuarial equivalent of the benefit may be received in a single lump sum. Certain of the eligible directors have elected to receive this lump sum distribution at the time of retirement, in compliance with section 409(a) of the Internal Revenue Code. In the event of death of a retired director who is eligible under this plan, 50% of the benefit will be paid to the surviving spouse for life; if a director dies before retirement, 50% of the benefit, determined as if the director had retired on the date of death, will be paid to the surviving spouse in a lump sum.

Directors may elect to defer receipt of all of their cash compensation and/or all of their quarterly stock retainer. If elected, the deferred amounts are credited to the director’s deferred compensation account in stock equivalents. Deferred amounts will be distributed in cash or stock at such future dates as specified by the director unless distribution is accelerated in certain circumstances, including a change in control of the Company. The stock portion which has been deferred may only be distributed in Shares.

Directors are subject to stock ownership guidelines. Under these guidelines, each non-management director is expected to accumulate Shares having a total cash value equal to five times the annual cash retainer. These Shares must be accumulated within five years of guideline adoption or appointment to the Board. All directors are in compliance with the guidelines.

The following table sets forth the compensation of the Company’s non-management directors for fiscal 2013. Directors V.L. Richey, Jr. and G.E. Muenster are executive officers and did not receive any additional compensation for their service as directors; their compensation is set forth in the section captioned “Executive Compensation Information” beginning on page 17.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation		Total
J.M. McConnell(3)	$49,800 (4)	$69,201	—	—	—	$121,300	(3)	$240,301
L.W. Solley	49,800 (5)	135,585	—	—	—	—		185,385
J.M. Stolze	50,800 (6)	135,585	—	—	—	—		186,385
D.C. Trauscht	84,600 (7)	135,585	—	—	—	—		220,185
J.D. Woods	52,400 (8)	135,585	—	—	—	—		187,985

(1)	Dollar amounts represent the aggregate grant date fair values and are based on the market value of the stock on the date of each quarterly award of 900 Shares under the Compensation Plan for Non-Employee Directors. The amounts reflect the actual dollar amounts recognized for financial statement reporting purposes for fiscal 2013 calculated in accordance with FASB ASC Topic 718.

Date of Award	Shares	Share Price
October 1, 2012	900	$38.72
January 2, 2013	900	38.17
April 1, 2013	900	40.90
July 1, 2014	900	32.86
(2)	Represents the change in actuarial present value of the accumulated benefits relating to the named directors under the Company’s Directors’ Extended Compensation Plan, described above, from September 30, 2012 to September 30, 2013. The change in pension value shown above includes the effect of changes in actuarial assumptions from year to year. During fiscal 2013 pension values decreased due to the effect of changes in actuarial assumptions. The decreases in pension value due to assumption changes for Messrs. Solley, Stolze, Trauscht and Woods were $18,414, $20,394, $9,664 and $7,847 respectively. In addition, Mr. McConnell’s death resulted in a $247,093 decrease in the actuarial value of his pension benefits. Pursuant to applicable regulations, the amounts in the table do not include these negative amounts.
(3)	Mr. McConnell died on February 11, 2013. The amount set forth as “All Other Compensation” for Mr. McConnell represents a death benefit paid to his widow in June 2013. The benefit amount was 50% of the lump-sum amount which Mr. McConnell would have been entitled to receive under the Plan if he had survived and retired on April 1, 2013.
(4)	Represents annual cash retainer of $32,500, Board meeting fees of $6,500, and committee meeting fees of $10,800.
(5)	Represents annual cash retainer of $32,500, Board meeting fees of $6,500, and committee meeting fees of $10,800.
(6)	Represents annual cash retainer of $32,500, Board meeting fees of $6,500, committee meeting fees of $4,800, and committee chairman fee of $7,000.
(7)	Represents annual cash retainer of $32,500, lead director cash retainer of $25,000, Board meeting fees of $6,500, committee meeting fees of $15,600, and committee chairman fee of $5,000.
(8)	Represents annual cash retainer of $32,500, Board meeting fees of $6,500, committee meeting fees of $8,400 (prorated for the period of his service on the Audit and Finance Committee), and committee chairman fee of $5,000.

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EXECUTIVE COMPENSATION INFORMATION

COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee has reviewed and discussed with management the Company’s disclosures under the section captioned “Compensation Discussion and Analysis” beginning immediately following this Compensation Committee Report.

Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the Securities and Exchange Commission.

The Human Resources and Compensation Committee

J.D. Woods, Chairman
L.W. Solley
D.C. Trauscht

COMPENSATION DISCUSSION AND ANALYSIS

The Human Resources and Compensation Committee is responsible for determining the compensation of the Chairman and Chief Executive Officer (the “CEO”) and other senior officers and key executives of the Company. This Compensation Discussion and Analysis discusses the compensation of the CEO and the other executive officers identified in the Summary Compensation Table on page 27, whom we refer to herein as the “executive officers” or the “named executive officers.”

Compensation Objective

The Committee’s objective is to develop and maintain compensation packages most likely to attract, retain, motivate and reward the Company’s executive officers and other senior officers and key executives. Compensation programs are designed to be consistent with those of other companies engaged in similar industries and/or of similar size with which the Company is likely to compete for talent to enable the Company to employ and retain a high-quality management team. The Committee seeks to use performance based compensation to maximize the alignment of executive compensation with the long-term interests of the Shareholders.

Executive Summary

The Company’s compensation programs are designed to reward positive financial performance. The cash incentive program is tied to key strategic targets and is designed to reward strong performance. Payouts are higher in times of good performance and lower when targets are not achieved. The stock-based long-term incentive program helps align the interests of executives and Shareholders by ensuring that executives are also Shareholders. Further, under the performance-accelerated restricted stock (“PARS”) awards program, one of the Company’s long-term incentive programs, shares may not be earned until 3½ years after the initial award, which contributes to the goal of executive retention. As these awards are tied to stock price, this also serves as an incentive to drive strong Company performance. Even though the Company did not reach its targets in fiscal 2013 (as discussed below), historically the compensation program has produced the desired results; as a result, the Committee did not make any substantial changes to the structure of the program for fiscal 2014. However, to ensure the proper focus for 2014, the Commmittee set EPS as the sole target for the 2014 cash incentive program.

While the Company had many accomplishments in fiscal 2013, including record entered orders and the successful SoCal Project launch, based on Aclara’s below target operating results the Committee determined that the executive officers would not receive an increase in cash compensation (base or target incentive) for fiscal 2014. The Committee also exercised its discretion not to make any payouts to the executive officers under the Company’s cash incentive plans.

Compensation Summary

The Committee offers its executive officers a compensation package that includes:

•	A competitive base salary;
•	An annual at-risk cash incentive oppportunity based on key performance measures;
•	Long-term equity incentive compensation (“LTI”) based on Company stock performance and retention factors;
•	An employment agreement and a “double-trigger” change of control Severance Plan; and
•	Appropriate and reasonable perquisites.

The Committee sets compensation levels based on the skills, experience and performance of each executive officer, taking into account the benchmarking described below and compensation recommendations made by the CEO (except with respect to his own position). The Committee’s pay for performance philosophy is reflected in the annual base salary and cash incentive plan target review. For example, for fiscal 2013, as a result of the Company’s fiscal 2012 targets not being achieved, no base salary increases were granted to the executive officers. Additionally, the Company’s LTI awards utilize share price for acceleration, thereby closely aligning the executive officers with the shareholders on share price performance. The Committee also considers tally sheets which provide, for each executive officer, a recap of each principal element of compensation as well as benefits, perquisites, equity awards, and stock ownership and potential ownership. The tally sheets also reflect the incremental compensation which would be payable as a result of various termination scenarios and each element of pay or benefits impacted. The Committee retains the discretion to adjust all elements of compensation as it deems appropriate, subject to the requirements of Shareholder-approved plans.

Compensation Consultant and Benchmarking

The Committee is authorized by its charter to employ independent compensation and other consultants. The Committee has typically engaged a nationally recognized compensation consulting firm (the “Compensation Consultant”) every other year to assist the Committee in evaluating executive compensation. For the fiscal 2013 compensation review the Committee engaged Pay Governance LLC as the Compensation Consultant. In August 2013, the Committee assessed Pay Governance’s independence in line with the SEC’s compensation consultant independence factors, and determined there were no conflicts of interest. The compliance letter will be kept on file and the consultant’s independence status will be reviewed at least annually.

The Compensation Consultant periodically attends meetings of the Committee at the Committee’s request, and also provides information, research and analysis pertaining to executive compensation as requested by the Committee, including updates on market trends, survey data and analysis for market review.

For the fiscal 2013 compensation survey, the Committee utilized the peer group described below, which was updated from the peer group originally developed in July 2010 in conjunction with Pay Governance. The criteria for selection remained unchanged; however one of the companies was taken private and two others fell below the target revenue size, and they were therefore removed from the survey. This peer group was based on the current SIC codes assigned to the Company’s subsidiaries and represents companies in the following industries within which the Company participates:

•	Industrial valves;
•	General industrial machinery;
•	Radio and television communications equipment;
•	Printed circuit boards;
•	Instruments to measure electricity; and
•	Services not elsewhere classified.

Companies in the above industries were then filtered for revenue size in order to determine the Company’s peer group. The peer group also includes companies described as peers in the Company’s 2011 Annual Report to Shareholders. The following is a list of the companies comprising the Company’s peer group for compensation purposes:

Analogic Corporation	Multi-Fineline Electronix Inc.
Arris Group Inc.	Nordson Corporation
Badger Meter, Inc.	Pall Corporation
CLARCOR Inc.	Powell Industries, Inc.
Comtech Telecommuinications Corp.	Power-One Inc.
Comverge, Inc.	Radisys Corporation
Harmonic Inc.	Roper Industries, Inc.
InterDigital, Inc.	Teradyne, Inc.
Itron, Inc.	TTM Technologies, Inc.
JDS Uniphase Corporation	ViaSat Inc.
Loral Space & Communications Inc.	Viasystems Group, Inc.
Moog Inc.

For fiscal 2013 the Committee utilized the data in the Compensation Consultant’s September 2012 report. For each of the Company’s executive officer positions, each principal element of compensation (base salary, cash incentive and LTI), as well as total cash compensation (base salary and cash incentive), and target total direct compensation (target cash compensation and LTI) are reviewed and compared against an annual median market rate for peer group companies. For fiscal 2013, the Committee utilized the 50th percentiles for the peer group companies in determining the average market rates; and for the Company’s General Counsel, due to the small number of peer group companies (ten) which provided compensation data for the general counsel position, the Committee also used the compensation data for Top Legal Executives taken from the Towers Watson Data Services 2011 General Industry Top Management Compensation Survey Report — U.S. (the “Towers Watson Report”) — size-adjusted to ESCO’s revenues. A list of the companies included in the Towers Watson Report is attached as Appendix A to this Proxy Statement.

Each principal element of compensation is reviewed independently against the market rates. Relative Company performance is also periodically compared to the then-current peer group to test the overall reasonableness of pay for performance. The Compensation Consultant’s report looked at the fiscal year 2011 annual performance data relative to actual total cash compensation levels at the Company and the peer group. For fiscal 2011, the pay for performance analysis conducted by the Compensation Consultant reflected that the CEO’s actual cash compensation (base salary plus cash incentive) was aligned with the combined EBITDA margin, cash flow margin and EPS performance. Similarly, the report noted that the three-year (2009 – 2011) realizable pay provided to the CEO was also aligned with the combined financial performance achieved over the same period. For 2012, in line with the Company’s below-target performance, the amounts distributed under the Company’s cash incentive plans were below the average market rate. Accordingly, the Committee determined that no changes to the compensation policies were warranted for fiscal 2013.

Principal Elements of Compensation

The principal elements of compensation (base salary, cash incentive and LTI) for the executive officers are shown in the Summary Compensation Table on page 27.

The Committee considers the survey data described above as a frame of reference in making its determinations; however, the survey data and the peer group market rates are not the only factors used in determining appropriate salaries for the executive officers, as the complexity and composition of the Company (consisting of three primary business lines) does not lend itself to comparisons with a readily ascertainable peer group. While matching by SIC codes can provide some measure of comparability, there are wide variations in the type and complexity of these companies. The Committee therefore uses the market rates as a guideline when determining the appropriate compensation program for the executive officers, while retaining the flexibility to utilize its judgment and other factors including Company and individual performance. The Committee does not make its decisions according to a formula, and the Committee exercises considerable judgment and discretion in making them.

Annual Base Salaries.  Base salaries are designed to attract, retain, motivate and reward competent, qualified, experienced executives to operate the business. The Company emphasizes performance-based compensation for the executive officers. Historically, the executive officers’ salaries have been targeted to the 50th percentile of the market rates, as adjusted for the relative value of the jobs within the Company compared to those in the comparison companies. At the discretion of the Committee, with input by the CEO, executive officers with significant experience and responsibility who consistently demonstrate exemplary performance may be paid more than the market rates for their positions, while less experienced executive officers may be paid salaries less than the market rates.

Fiscal 2013 base salaries for the executive officers were set by the Committee at the end of fiscal 2012. The salaries were based on the Committee’s review of current salary levels and target total cash compensation (base salary and cash incentive) compared to the established annual market rates. The Committee also took into account, for the CEO, fiscal 2012 individual and Company performance and for the other executive officers, a subjective evaluation of the executives’ fiscal 2012 performance with input of the CEO.

In determining the CEO’s base salary for fiscal 2013, while the Committee noted several positive fiscal 2012 performance factors, including record entered orders, successful startup of the SoCal Gas project, significant increases in sales and EBIT in the Filtration segment, and successful development of several new products at Aclara and Doble, it also noted the disappointing operating performance by Aclara late in the year which resulted in lower than expected earnings per share (“EPS”). Based on the factors considered, the Committee determined that no change in base salaries was warranted either for the CEO or the other executive officers. Base salaries for fiscal 2013 were slightly above the market rate for the CEO, above the market rate for the Executive VP and CFO, and at the market rate for the Senior VP and General Counsel. Additionally, based on fiscal 2013 Company performance, no adjustments were made to the executive officers’ base salaries for fiscal 2014.

Base salaries for the executive officers for 2012 and 2013 were as follows:

Base Compensation

Officer	FY 2012 Base Salary	Percent Increase from FY 2011	FY 2013 Base Salary	Percent Increase from FY 2012
V.L. Richey, Jr. (CEO)	$790,000	5.0%	$790,000	None
G.E. Muenster (Executive VP & CFO)	$526,000	5.0%	$526,000	None
A.S. Barclay (Senior VP & General Counsel)	$312,000	4.8%	$312,000	None

Cash Incentive Plans.  The Committee uses annual performance-based cash incentives to compensate the executive officers. The Committee establishes performance targets for the executive officers, using financial and operational goals linking compensation to overall Company performance. In line with the Company’s at-risk pay philosophy, the Committee increased the target annual cash incentive amounts for the executive officers other than the CEO for fiscal 2013 compared to fiscal 2012. The total cash incentive targets for fiscal 2012 and fiscal 2013 were as follows:

Target Cash Incentive Compensation

Officer	FY 2012 Target Cash Incentive	Percent Increase from FY 2011	FY 2013 Target Cash Incentive	Percent Increase from FY 2012
V.L. Richey, Jr. (CEO)	$525,000	4.8%	$525,000	None
G.E. Muenster (Executive VP & CFO)	$284,000	5.0%	$319,000	12.3%
A.S. Barclay (Senior VP & General Counsel)	$134,000	5.2%	$153,200	14.3%

For the executive officers, the Company operated two short-term cash incentive plans in fiscal 2012 and fiscal 2013: (i) the Incentive Compensation Plan for Executive Officers (the “ICP”); and (ii) the Performance Compensation Plan (the “PCP”). These at-risk plans closely link the executive officers’ pay to the Company’s financial results and provide for compensation variability through reduced payments in times of poor performance and higher compensation in times of strong performance. The ICP is a Section 162(m) shareholder-approved plan with a fixed target and a range, subject to the Committee’s discretion to decrease, but not to increase, the actual incentive payouts. The PCP also has a fixed target and a range, but allows the Committee discretion to either increase or decrease the actual incentive payouts.

For fiscal 2012 and fiscal 2013, the target cash incentives were divided equally between the two plans for the executive officers, to provide a balance between the ongoing shareholder value proposition (measured by earnings per share) and the Company’s goal to annually evaluate and focus senior managers on other strategic measures such as cash flow and entered orders. The target percentage of total cash compensation represented by the ICP and PCP was based on the level of the position, with targets for fiscal 2013 as follows:

Cash Incentive Targets — Fiscal 2013 — ICP and PCP

					ICP Target		PCP Target
Officer	Base Salary	Base% of Total Cash Comp.	Cash Incentive Target	Cash Incentive% of Total Cash Comp.	($)	% of Total Cash Comp.	($)	% of Total Cash Comp.
V.L. Richey, Jr. (CEO)	$790,000	60%	$525,000	40%	$262,500	20%	$262,500	20%
G.E. Muenster (Executive VP & CFO)	$526,000	62%	$319,000	38%	$159,500	19%	$159,500	19%
A.S. Barclay (Senior VP & General Counsel)	$312,000	67%	$153,200	33%	$76,600	16.5%	$76,600	16.5%

Target total cash compensation (base salary plus target cash incentive) was at the median market rate for the CEO and the Senior VP and General Counsel, and above the median rate for the CFO.

The higher at-risk target percentage for the CEO as compared to the other executive officers is based on the Company’s at-risk philosophy, and his role as CEO of the Company. Likewise, the CFO’s position has a higher percentage as compared to the Senior VP and General Counsel, based on his responsibilities. Typically near the beginning of each fiscal year, the Committee determines the evaluation criteria, sets performance targets and approves the minimum and maximum multipliers which will be applied to the targets to determine payments under both plans. The Committee approves the performance targets after reviewing the Company’s business plans and determining the key short-term business metrics on which the Company’s senior management should focus in order to drive results. Because of the broad responsibilities of the executive officers, their targets are tied to Company-wide measures.

In determining the fiscal 2013 combined ICP and PCP incentive target for the CEO, the Committee considered the actual total cash compensation of the CEO compared to the market rate and the target cash incentive percentage for this position.

During the first quarter of fiscal 2013, the Committee agreed to allocate 50% of the cash incentive opportunity to the ICP, measured against the EPS target defined below, and allocate the other 50% of the cash incentive opportunity to the PCP, measured against (i) the achievement of the cash flow target defined below (weighted at 25% of the total incentive opportunity); and (ii) the achievement of the entered orders target defined below (weighted at 25% of the total incentive opportunity). The Committee approved the following targets and evaluation matrices for the fiscal 2013 ICP and PCP plans; for each component, the multiplier applied is the one below the dollar value which is closest to the actual results for that measure, subject to the Committee’s discretion as described above:

ICP — Earnings Per Share

							Target
EPS:	$2.06	$2.10	$2.14	$2.18	$2.22	$2.26	$2.30	$2.34	$2.38	$2.42	$2.46	$2.50
Multiplier:	0.00	0.20	0.36	0.52	0.68	0.84	1.00	1.20	1.40	1.60	1.80	2.00

PCP  — Cash Flow and Entered Orders (dollars in millions)

						Target
Cash Flow:	$23.4	$23.9	$24.4	$24.9	$25.4	$25.9	$26.4	$26.9	$27.4	$27.9	$28.4
Multiplier:	0.20	0.36	0.52	0.68	0.84	1.00	1.20	1.40	1.60	1.80	2.00

						Target
Entered Orders:	$738.2	$748.2	$758.2	$768.2	$778.2	$788.2	$798.2	$808.2	$818.2	$828.2	$838.2
Multiplier:	0.20	0.45	0.66	0.83	0.93	1.00	1.10	1.25	1.45	1.70	2.00

The targets in these matrices were determined at the beginning of the fiscal year on the basis of subsidiary projections with senior management review. The Committee also considered the uncertainty of the economy at the time the targets were established.

For the ICP, the Committee approved the use of earnings per share as the evaluation criterion for fiscal 2013, with a target of $2.30. The maximum of the range was a 9% improvement over the target. This was deemed to be significantly challenging in the current economic environment. The higher multiplier above target was reflective of the difficulty in achieving such increased earnings per share and was intended to be rewarded accordingly. The matrix provided for a payment equal to 1.00 times the target if the earnings per share target of $2.30 was achieved. Actual EPS for fiscal 2013 was ($0.96), including a loss of ($2.13) related to discontinued operations (Aclara). This was below the minimum matrix value and therefore resulted in a multiplier of 0.00 being applied to the portion of the cash incentive associated with the ICP; as a result, the executive officers received no payout for fiscal 2013 under the ICP.

For the PCP, the Committee approved two criteria for fiscal 2013. One was cash flow (weighted at 50%) with a target of $25.9 million. Cash flow was defined as cash generated from operations at the subsidiary level, including corporate cash activity related to debt and interest payments, tax payments, pension contributions, stock option exercises and corporate general administrative expenses, and excluding corporate cash activity related to acquisitions and divestitures, dividends and share repurchases. This measure is a non-GAAP financial measure. Actual cash flow for fiscal 2013 was $19.8 million, which would have resulted in a multiplier of 0.20 being applied to the portion of the PCP cash incentive associated with the cash flow target except for the Committee’s exercise of its discretion as described below. In determining fiscal 2013 cash flow for purposes of the PCP, the Committee included Aclara’s results for consistency, because Aclara had been included in the estimates made by the Committee in determining the cash flow matrix at the beginning of fiscal 2013.

The second criterion was entered orders (weighted at 50%) with a target of $788.2 million. Entered orders was defined as subsidiary entered orders excluding intercompany orders. Actual entered orders for fiscal 2013 was $806.0 million, which would have resulted in a multiplier of 1.25 being applied to the portion of the PCP cash incentive associated with the entered orders target except for the Committee’s exercise of its discretion as described below. In determining fiscal 2013 entered orders for purposes of the PCP, the Committee included Aclara’s results for consistency, because Aclara had been included in the estimates made by the Committee in determining the entered orders matrix at the beginning of fiscal 2013.

Although the actual matrix multipliers for cash flow and entered orders would have provided for a payment for the executive officers under the PCP, after reviewing the fiscal 2013 operating results the Committee decided to exercise its discretion under the PCP and determined that the executive officers would receive no payout for fiscal 2013 under the PCP. The Summary Compensation Table on page 27 reflects the zero payouts for fiscal 2013 under the ICP and the PCP.

For fiscal 2014, the Committee determined that the cash incentive plans should be focused solely on shareholder value, and it therefore allocated 100% of the executive officers’ cash incentive opportunity to the

ICP, and none to the PCP; and established earnings per share (EPS) as the single criterion for measuring performance. As in fiscal 2013, the multiplier under the ICP for fiscal 2014 ranges from 0.0 to 2.0 times the cash incentive target based on a matrix specifying particular EPS thresholds. As in prior years, the actual amounts of the executive officers’ fiscal 2014 incentive payouts will vary from their respective cash incentive targets depending on the extent to which the Company’s actual fiscal 2014 EPS exceeds or falls below the thresholds set forth in the EPS matrix, subject to the Committee’s discretion under the ICP to decrease, but not to increase, the actual payouts.

Long-Term Incentive Compensation.  The Committee generally grants LTI awards to the CEO and other executive officers at the first Board meeting of the fiscal year, which is generally held in early October.

For the last three years the Committee has granted LTI solely in the form of performance-accelerated restricted shares (“PARS”). Based principally on sensitivity to Shareholder concerns with the dilution resulting from stock option grants, the Committee has ceased granting stock options, and no executive officer has any stock options currently outstanding. PARS awards have a term of five years, and the award (net of withholding taxes) will be distributed in Shares at the end of the term. However, if certain Company performance criteria stated in the notice of award, such as achievement of a target stock price, are met during the third, fourth or fifth fiscal years of the term (the “annual performance periods”), then part or all of the award is accelerated, and the accelerated portion (net of withholding taxes) will be distributed in Shares six months after the end of the annual performance period in which the criteria are first met. Generally, distribution of PARS award Shares may not occur earlier than 3½ years after the award even if the performance criteria are met. In all events, the award recipient must remain continuously employed by the Company until the Shares are distributed (unless termination of employment is due to death or permanent disability). Until the underlying Shares are actually distributed, executive officers are not eligible to receive dividends on the PARS.

By way of example, the performance criteria established by the Committee for acceleration of all of the PARS awards granted to date have been the achievement of specified target prices for Company common stock. Achievement of the target price is determined based on the average price over a thirty-trading-day measurement period during a performance year. For the PARS granted in October 2012 for fiscal 2013, the annual performance periods were the fiscal years ending September 30, 2015, 2016 and 2017, and the stock price targets were $41.65 for acceleration of 50% of the PARS awards and $44.60 for the acceleration of the remaining 50%, which was approximately 15% over the then-current share price of $38.76. This increase in the stock price targets was viewed as meaningful and challenging. Even if the Company’s stock price were to exceed these targets after the grant date, acceleration will not occur unless the stock price target is achieved during an annual performance period (fiscal 2015, 2016 or 2017).

The Committee believes that the Company’s performance will reflect the contributions of management within the award timeframe of five years or less. The value of PARS fluctuates directly with changes in the price of stock, which ties executives’ interests directly to those of the Shareholders. In addition, the recipient must be continuously employed by the Company from the date of the award until the underlying Shares are distributed. For executive officers, PARS awards also contain a two-year non-compete period after the expiration of the earning period of the awards, which provides additional Shareholder protection.

In line with the Company’s pay for performance philosophy, the Committee has determined the total amount of LTI to grant to each executive officer based on its review of the value of such LTI awards for similar executive level positions, taking into consideration the survey market rate and then subjectively adjusting based on the Committee’s assessment of the relative value and performance of each individual or, in the case of the CEO, the Company’s fiscal 2012 financial performance, the relative Shareholder return and the market rate value of similar incentive awards to CEOs. The historic target LTI is generally one times total annual target cash compensation for the CEO, approximately 75% of total annual cash compensation for the Executive VP and CFO and 66% of total annual cash compensation for the Senior VP and General Counsel. The LTI targets were established by the Committee utilizing its assessment of the market data. For fiscal 2013, the LTI awards to the executive officers were at the Committee’s target percentages of total cash compensation and at the respective market rates (see “Compensation Consultant and Benchmarking” on page 18).

Total Compensation.  Target total compensation for fiscal 2013 was set at market competitive levels for each executive officer.

The Company does not believe that any risks arising from its compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Any such risk is mitigated by the multiple elements of the compensation programs, including base salary, annual cash incentive programs, and equity awards which are earned over multiple years. This structure encourages decision-making that is in the best long-term interests of the Company and the Shareholders.

Equity Grant Procedures.  The Company does not coordinate PARS grants with the release of material non-public information. Company-wide equity grants, including equity grants to executive officers, are generally awarded on the date of the regularly scheduled October or November meeting of the Human Resources and Compensation Committee when other compensation decisions are made. The equity grants for fiscal 2013 were awarded at the scheduled Committee meeting on October 2, 2012. Throughout each year, equity awards are made to new hires, promoted employees or in other special circumstances, generally on the first trading day of the month after hire or the date of the next Committee meeting. The Committee has delegated to the CEO the authority to grant stock option awards to key employees (other than executive officers) subject to certain limitations. The exercise price of stock option grants is the market closing price on the grant date.

Other Compensation Elements

Perquisites.  The Company also provides limited perquisites to its executive officers, which have historically included club membership, an annual physical, financial planning and an auto allowance. The Committee annually reviews the types and value of the perquisites provided to the executive officers as part of its overall review of executive compensation. The Committee has determined the perquisites paid in fiscal 2013 to be reasonable.

Stock Ownership Guidelines.  The Committee has established stock ownership guidelines for the CEO and the other executive officers. The guidelines currently set the minimum level of ownership at five times total cash compensation (base salary and annual cash incentive target) for the CEO and three times total cash compensation for the other executive officers. These guidelines equate to eight times base salary for the CEO, and four times base salary for the other executive officers. Newly appointed executive officers are expected to be in compliance with the ownership guidelines within five years of their appointments. Unexercised stock options and unvested PARS are not included in determining the ownership amounts. All executive officers were in compliance at the end of fiscal 2013.

Retirement Benefits.  Like other employees of the Company, the executive officers are eligible for retirement benefits provided through a matched defined contribution (401(k)) program. The executive officers are also eligible for a frozen benefit under the defined benefit retirement plan, and the CEO and Senior VP and General Counsel are eligible for a frozen benefit under the supplemental executive retirement plan (the “SERP”); the accrual of benefits under these two plans ended in December of 2003 for all Company employees, consistent with the compensation program’s change in emphasis to at-risk rather than risk-free or safety-net pay. See “Pension Benefits,” below.

Severance Plan.  Severance provisions in the event of a change of control benefit a company by allowing executives who are parties to such arrangements to focus on continuing business operations and the success of a potential business combination rather than seeking alternative employment, thereby providing stability to a corporation during a potentially uncertain period. Accordingly, the Committee decided that it was in the Company’s best interest to adopt a Severance Plan, effective in 1995, which prescribes the compensation and benefits to be provided in the event of a change of control to certain executives, including the CEO and the other executive officers.

For purposes of the Severance Plan, “Change of Control” means any of the following (subject to the specific definitions in the Severance Plan): (i) the acquisition by any person or group of at least 20% of the then-outstanding shares of the Company’s common stock; or (ii) a change in a majority of the members of the Board of Directors that is not approved by the incumbent Board; or (iii) the approval by the Shareholders of either a reorganization, merger or consolidation after which the Shareholders will not own at least a majority of the Company’s common stock and voting power, or a liquidation or dissolution of the Company, or the sale of all or substantially all of the Company’s assets.

The Company’s change of control arrangements were designed to provide executives with severance payments and certain other benefits in the event that their employment is terminated in connection with a change of control transaction. The Severance Plan includes a “double trigger,” which means that it provides severance benefits only if there is both (1) a change of control of the Company and (2) the employee’s employment is terminated by the Company (or any successor) without cause or if the employee terminates his or her employment for good reason, in each case within 36 months following a change of control.

If the Severance Plan is triggered, the executive will be entitled to all accrued but unpaid compensation, a cash bonus for the year of separation and benefits for the year of separation, as well as a lump sum cash payment which is designed to replicate the cash compensation (base salary and cash incentive), plus certain benefits, that the executive would have received had he or she remained employed for two years. This two year multiple is deemed to be reasonable, and would only be paid in the event of a double-trigger event. The determination of the appropriate level of payments and benefits to be provided in the event of a change of control termination involved consideration of a number of factors. The compensation levels were determined based on a survey of the Company’s peers at the time the Severance Plan was adopted by the Company. The Committee considered that a high-level executive, who is more likely to lose his or her job in connection with a change of control than other employees, may require more time than other employees in order to secure an appropriate new position, and, unless that executive was provided with change of control benefits, he or she may be motivated to start a job search early if a change of control is anticipated, to the detriment of the Company. Thus, the existence of the Severance Plan provides an incentive for the executive to remain with the Company until a change of control actually occurs. In addition, payments are not provided under the Severance Plan unless there has been not only a change of control but also a qualifying termination of employment, thus providing an acquirer the opportunity to retain the Company’s management team during or after a transition period.

In addition, pursuant to the Company’s LTI plans, in the event of a change of control, stock option vesting is accelerated to the date of the change of control and earned PARS are distributed at that date. The balance of the PARS are distributed at the end of the fiscal year in which a change of control occurs if the executive is still employed by the Company (or any successor); provided, however, if the executive is involuntarily terminated for reasons other than cause or if the executive terminated his or her employment for good reason, the balance of PARS will be distributed to the executive upon termination of employment.

Employment Agreements for the CEO and Executive Officers.  The Company has employment agreements (the “Agreements”) with each of the executive officers. These Agreements exclude separations due to a change of control or termination for cause, and provide for a payment equivalent to two years of compensation under a predetermined separation provision, thereby providing for a more amicable separation in circumstances where a business change is warranted. The Agreements automatically renew at the end of each one-year term unless either party gives notice of non-renewal at least 180 days prior to expiration of the then-current term. The Agreements provide for payment of an annual base salary, subject to review for increase at the discretion of the Committee, participation in the Company’s PCP and ICP incentive plans, and eligibility for participation in the Company’s LTI plans and benefit plans and programs applicable to senior executives, and continuance of certain perquisites. For the two year period after a termination, the Agreements prohibit the executive officers from soliciting Company employees or disclosing confidential information. The Agreements also require that the executive officers provide limited consulting services on an as-requested basis following termination. The specifics regarding the cash compensation and benefits provided in the event of a qualifying separation are outlined in the “Employment Agreements” section beginning on page 31.

The Committee periodically assesses the reasonableness of the Agreements to consider whether any changes are appropriate.

Succession Planning.  The Committee conducts an annual review of the Company’s long-term succession plan for the CEO. Additionally the Company has adopted an emergency succession plan for the CEO in order to minimize the uncertainty associated with an emergency succession event.

Advisory Shareholder Say-On-Pay Vote.  At each Annual Meeting of Shareholders the Company submits the executive compensation disclosed in the proxy statement for that meeting to the Shareholders for their approval on an advisory basis. The Committee and the Board of Directors review and give consideration to that vote in determining future executive compensation policies and decisions. At the Company’s last Annual Meeting in February 2013, the Shareholders strongly supported the current compensation program, with over 90% of the shares represented at that meeting voting to approve the executives’ compensation.

Limit on Deductibility of Certain Compensation.  Federal income tax law prohibits publicly held companies, such as the Company, from deducting certain compensation paid to an executive officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the Shareholders, such compensation is not included in the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of the Company and its Shareholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the Committee’s development and execution of effective compensation plans. For example, to enable certain bonuses and long-term compensation to be deductible, the Committee makes these awards under incentive plans approved by Shareholders as much as possible. While the Committee is limited in its ability to make discretionary cash incentive payments under the ICP, there are no such limitations under the PCP. Gains on stock option exercises may be deductible if granted under a Shareholder approved plan since they are tied to the performance of the Company’s stock price. Salaries and other compensation not tied to Company performance are not deductible to the extent they exceed the $1 million limit.

Compensation Recovery Policy.  The Company’s Code of Business Conduct and Ethics reaffirms the importance of high standards of business ethics. Adherence to these standards by all employees is the best way to ensure compliance and secure public confidence and support. All employees are responsible for their actions and for conducting themselves with integrity. Any failure on the part of any employee to meet any of the standards embodied in this Code will be subject to disciplinary action, including potential dismissal.

In 2010 the Company adopted a Compensation Recovery Policy which provides that when appropriate, and in accordance with applicable law, the Company may recover any “Recoverable Compensation” received during a prescribed period of up to three years if an executive or other senior officer of the Company or any of its affiliates:

1)	Engages in intentional misconduct resulting in a financial restatement or in any increase in his or her incentive or equity income, or
2)	Engages in activity that competes with the Company or its affiliated companies in violation of any non-compete agreements entered into by such employee, or
3)	Solicits customers or hires or assists anyone else in soliciting or hiring employees of the Company or its affiliates after termination of employment or engages in the unauthorized disclosure or use of the Company’s confidential information resulting in harm to the Company or its affiliates, in any case in violation of agreements entered into by such employee prohibiting such actions.

“Recoverable Compensation” is defined to include any equity and incentive compensation received, exercised, earned or distributed to or by an executive or senior officer, including amounts and shares under any equity or compensation plan or employment agreement.

The Company has previously included recoupment, non-compete and clawback provisions in PARS and stock option agreements for certain participants. Where not previously included, the above provisions will be added to all new risk-based compensation awards. This policy does not prevent the Company from taking other actions as appropriate, if warranted, based on the misconduct outlined above.

The policy further specifies that to the extent compensation is recovered from an individual as a result of a restatement under the Company’s Dodd-Frank Act Recovery Policy such amounts will be excluded from “Recoverable Compensation.”

SUMMARY COMPENSATION TABLE

The following table contains information concerning compensation for fiscal 2013 and the preceding two fiscal years for all services rendered in all capacities to the Company and its subsidiaries of the executive officers serving at September 30, 2013 (the “executive officers”). As described in notes (3), (7) and (8) below, the line for fiscal 2011 compensation includes amounts relating to 2012 performance-accelerated restricted stock awards that were awarded on September 29, 2011 for fiscal 2012. Such awards were required to be reported in fiscal 2011 pursuant to SEC regulations, but did not represent a change in pay practices. As a result, no stock awards were made to the executive officers in fiscal 2012.

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards for FY 2013 & FY 2011(2)(3)	Stock Awards for FY 2012(2)(3)	Stock Awards (Aggregate)(2)(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total(7)	Total Including Stock Award for the Fiscal Year Indicated(8)
V.L. Richey, Jr. Chairman, Chief Executive Officer & President	2013	$790,000	$0	$1,314,933	$0	$1,314,933	$0	$–	$63,015	$2,167,948	$2,167,948
	2012	790,000	0	0	0	0	168,000	92,968	62,733	1,113,701	2,428,670
	2011	750,000	0	1,249,994	1,314,969	2,564,963	680,000	62,471	72,629	4,130,063	2,815,094
G.E. Muenster Executive Vice President & Chief Financial Officer	2013	$526,000	$0	$633,726	$0	$633,726	$0	$–	$44,018	$1,203,744	$1,203,744
	2012	526,000	0	0	0	0	90,880	47,711	46,393	710,984	1,317,923
	2011	500,000	0	575,050	606,939	1,181,989	372,600	31,177	44,543	2,130,309	1,523,370
Alyson S. Barclay Senior Vice President, Secretary & General Counsel	2013	$312,000	$0	$307,018	$0	$307,018	$0	$–	$60,215	$679,233	$679,233
	2012	312,000	0	0	0	0	42,880	62,274	62,926	480,080	792,051
	2011	297,000	0	317,986	311,971	629,957	175,260	40,722	59,332	1,202,271	890,300

(1)	Although discretionary cash awards are permitted under the PCP, as discussed under the caption “Principal Elements of Compensation — Cash Incentive Plans” in the Compensation Discussion and Analysis section, none were made during the years indicated.
(2)	Represents the aggregate grant date fair values for performance-accelerated restricted share awards computed based upon the assumptions discussed in Note 11 to the Company's Consolidated Financial Statements included in the 2013 Annual Report to Shareholders, in accordance with FASB ASC Topic 718. Such amounts do not correspond to the actual value that will be realized by the executive officers at the time of distribution.
(3)	Equity grants for each fiscal year are generally awarded at the beginning of that fiscal year on the date of the October or November Human Resources and Compensation Committee meeting. In the fall of 2011, the Committee held its meeting to award equity grants for fiscal 2012 on September 29, 2011, near the end of the 2011 fiscal year. Because these grants were made during fiscal 2011, the awards were required pursuant to SEC regulations to be reported in the Summary Compensation Table as fiscal 2011 compensation. Accordingly, for clarity, amounts set forth in the table under the caption “Stock Awards for FY 2013 & FY 2011” represent the aggregate grant date fair value for all awards granted during those two fiscal years except the awards granted on September 29, 2011 for fiscal 2012. Amounts set forth under the caption “Stock Awards for FY 2012” represent only awards granted on September 29, 2011 for fiscal 2012. Amounts set forth under the caption “Stock Awards (Aggregate)” include the amounts set forth in the prior two columns and are the amounts required to be reported pursuant to SEC regulations. The increased amount for fiscal 2011 in the “Stock Awards (Aggregate)” column reflects the two sets of equity awards granted in fiscal 2011, including awards for fiscal 2011 and fiscal 2012.
(4)	Reflects the performance-based cash awards earned for the fiscal year indicated under the ICP and PCP, as discussed under the caption “Principal Elements of Compensation — Cash Incentive Plans” in the Compensation Discussion and Analysis section.
(5)	Represents the change in actuarial present value of the executive officers’ accumulated benefits under the Company's Retirement Plan and Supplemental Executive Retirement Plan during each fiscal year. These changes in pension value include the effect of changes in actuarial assumptions from year to year. For fiscal 2011 and 2012 pension values increased, in part due to the effect of changes in actuarial assumptions which increased the values in the amounts of $42,487 and $72,171 respectively for Mr. Richey, $21,967 and $38,019 respectively for Mr. Muenster, and $28,480 and $49,424 respectively for

Ms. Barclay. For fiscal 2013 pension values decreased by $68,825 for Mr. Richey, $37,719 for Mr. Muenster and $49,632 for Ms. Barclay, in part due to the effect of changes in actuarial assumptions which reduced the values by $89,641 for Mr. Richey, $47,585 for Mr. Muenster and $62,676 for Ms. Barclay; however, pursuant to SEC regulations, the amounts in the table do not include these negative amounts. For additional information, see “Pension Benefits” below. There were no non-qualified deferred compensation earnings.
(6)	Comprised of the amounts provided in the table below:

Name and Principal Position	Fiscal Year	Perquisites(a)	Tax Gross-ups(b)	Defined Contribution Savings Plan Company Contributions	Employee Stock Purchase Plan Company Contributions	Total
V.L. Richey, Jr. Chairman, Chief Executive Officer & President	2013	$41,419	$8,236	$10,200	$3,160	$63,015
	2012	42,189	7,387	10,000	3,157	62,733
	2011	39,322	10,091	9,800	13,416	72,629
G.E. Muenster Executive Vice President & Chief Financial Officer	2013	$31,412	$7,346	$0	$5,260	$44,018
	2012	30,098	11,040	0	5,255	46,393
	2011	31,016	8,439	0	5,088	44,543
Alyson S. Barclay Senior Vice President, Secretary & General Counsel	2013	$36,671	$7,304	$10,000	$6,240	$60,215
	2012	35,835	7,342	10,010	9,739	62,926
	2011	35,147	6,806	10,847	6,532	59,332

(a)	Comprised of car allowance, financial planning, additional life insurance, and Company cost related to the personal use of clubs.
(b)	Represents tax gross-up for taxable club fees.
(7)	Represents the total amount of compensation required to be reported pursuant to SEC regulations, and includes the stock awards granted on September 29, 2011 for fiscal 2012 in fiscal 2011 compensation.
(8)	Represents the total amount of compensation as adjusted to include the stock awards granted on September 29, 2011 for fiscal 2012 in fiscal 2012 compensation rather than in fiscal 2011 compensation.

GRANTS OF PLAN-BASED AWARDS

The following table provides information for fiscal 2013 for the executive officers regarding awards under the Company’s cash incentive plans (ICP and PCP) and PARS awards under its long-term incentive plan. See “Principal Elements of Compensation — Cash Incentive Plans” and “— Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section.

Named Executive Officer	Grant Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock(3)	All Other Options Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold	Target	Maximum
V.L. Richey, Jr.	10/2/2012	$52,500	$525,000	$1,050,000	33,925	—	—	$1,314,933
G.E. Muenster	10/2/2012	31,900	319,000	638,000	16,350	—	—	633,726
Alyson S. Barclay	10/2/2012	15,320	153,200	306,400	7,921	—	—	307,018

(1)	Represent threshold, target and maximum cash incentive opportunities for fiscal 2013 under the Company’s annual Incentive Compensation Plan for Executive Officers (ICP) and Performance Compensation Plan (PCP). For more information, see “Principal Elements of Compensation — Cash Incentive Plans” in the Compensation Discussion and Analysis section.
(2)	Date of approval of the cash incentive opportunities for fiscal 2013; actual payouts were based on fiscal 2013 results and were not determined until after the end of fiscal 2013 See footnote (4) to the Summary Compensation Table.

(3)	Represent performance-accelerated restricted shares (“PARS”) that will vest if the executive officer continues in the employment of the Company through the employment service period ending on September 30, 2017. However, 50% and 100% of these PARS may be accelerated and earned earlier, between October 1, 2014 and September 30, 2017, if stock price targets of $41.65 and $44.60, respectively, are met, and will then become distributable on March 31 following the end of the fiscal year in which the target is achieved if the executive officer is still in the employ of the Company. However, none of these PARS may be distributed earlier than March 31, 2016. Achievement of target levels is determined based on the average stock price over a period of thirty consecutive trading days. All executive officer awards provide for acceleration of vesting in the event of a change in control of the Company. Dividends will not be paid prior to the distribution of the shares. For more information, see “Principal Elements of Compensation — Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section.
(4)	Based on the fair market value of the underlying Common Stock of $38.76 at the time of the awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information as of the end of fiscal 2013 for the executive officers regarding outstanding awards of unvested performance-accelerated restricted shares (“PARS”). No executive officer had any option awards outstanding, either exercisable or unexercisable, as of the end of fiscal 2013.

Executive officer	Grant Date	Stock Awards(1)
		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(6)
V.L. Richey, Jr.	10/8/2009	28,040	(2)	$931,769
	10/6/2010	38,040	(3)	1,264,069
	9/29/2011	49,885	(4)	1,657,679
	10/2/2012	33,925	(5)	1,127,328
G.E. Muenster	10/8/2009	11,530	(2)	$383,142
	10/6/2010	17,500	(3)	581,525
	9/29/2011	23,025	(4)	765,121
	10/2/2012	16,350	(5)	543,311
A.S. Barclay	10/8/2009	5,031	(2)	$167,180
	10/6/2010	9,677	(3)	321,567
	9/29/2011	11,835	(4)	393,277
	10/2/2012	7,921	(5)	263,215

(1)	Achievement of target levels is determined based on the average stock price over a period of thirty consecutive trading days. All executive officer PARS awards provide for acceleration of vesting in the event of a change in control of the Company. Dividends are not paid on PARS award shares until they are distributed to the recipient.
(2)	PARS awards granted October 8, 2009 will vest if the executive officer continues in the employment of the Company through September 30, 2014. Alternatively, vesting of 50% and 100% of these awards will occur if stock price targets of $42.00 and $45.00, respectively, are achieved by September 30, 2014; in that event the accelerated percentage of the awards will vest and be distributed in Shares on March 31, 2015 if the executive officer continues in the employment of the Company through that date.
(3)	The conditions for accelerated vesting of the PARS awards granted October 6, 2010 have been met; these awards will vest and be distributed in Shares on March 31, 2014 if the executive officer continues in the employment of the Company through that date.
(4)	The conditions for accelerated vesting of the PARS awards granted September 29, 2011 have been met; these awards will vest and be distributed in Shares on March 31, 2015 if the executive officer continues in the employment of the Company through that date.
(5)	PARS awards granted October 2, 2012 will vest if the executive officer continues in the employment of the Company through September 30, 2017. Alternatively, vesting of 50% and 100% of these awards will occur if stock price targets of $41.65 and $44.60, respectively, are achieved between October 1, 2014 and

September 30, 2017; in that event the accelerated percentage of the awards will vest and be distributed in Shares on March 31 of the year following the end of the fiscal year in which the target is achieved if the executive officer continues in the employment of the Company through that date.
(6)	Based on the closing price of the Company’s common stock of $33.23 on September 30, 2013, the last day of the Company’s 2013 fiscal year.

OPTION EXERCISES AND STOCK VESTED

No stock options were exercised by the executive officers during fiscal 2013.

The following table sets forth information for the executive officers regarding, in the aggregate, performance-accelerated restricted stock (PARS) award vesting during fiscal 2013.

	Stock Awards
Executive Officer	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
V.L. Richey, Jr.	29,968	$995,837
G.E. Muenster	13,850	460,235
A.S Barclay	5,780	192,069

(1)	Shares vested on September 30, 2013; a portion of these Shares were withheld in payment of withholding taxes, and the balance were issued on October 1, 2013.
(2)	Represents the fair market value of shares of performance-accelerated restricted stock which vested on September 30, 2013, based on the September 30, 2013 closing price of the Company’s common stock of $33.23 per share, the value used by the Company for tax and accounting purposes.

PENSION BENEFITS

Retirement Plan and SERP.  At the time of the 1990 spin-off of the Company by Emerson Electric Co. (“Emerson”), the Company established a Retirement Plan (the “Retirement Plan”) in which the Company’s executive officers as well as other covered employees participated. Prior to the 1990 spin-off, the executive officers (other than Mr. Muenster, who was not then an employee) participated in one of the pension plans of Emerson or its subsidiaries. The Retirement Plan is substantially identical to the Emerson Retirement Plan at the time of the 1990 spin-off (the “Emerson Retirement Plan”). Under the Retirement Plan, the participant is credited with service equal to the participant’s service credit under the Emerson Retirement Plan, but the participant’s benefit accrued under the Retirement Plan will be offset by the benefit accrued under the Emerson Retirement Plan as of September 30, 1990. Because benefits under the Retirement Plan may be reduced under certain maximum provisions of the Internal Revenue Code, in 1993 the Company adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides that where any such reductions occur, the Company will pay a retirement supplement to certain executives, including the executive officers other than Mr. Muenster. The SERP was designed to maintain total retirement benefits at the formula level of the Retirement Plan. Effective December 31, 2003, both the Retirement Plan and the SERP were frozen with no increase in benefits accruing to participants.

These plans provide for fixed retirement benefits based on the participant’s credited years of service, five-year average compensation (the highest average annual cash compensation during any five consecutive years through 2003), and applicable Social Security covered compensation calculated as of December 31, 2003, the effective date of the freezing of the plans. Under the current law, the benefits amounts will not be subject to any reduction for Social Security or other offset amounts.

The amounts reported in the table below represent the present value of the accumulated benefit at September 30, 2013 for the executive officers under each plan based upon the assumptions described in footnote (1).

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
V.L. Richey, Jr.	Retirement Plan	18	$344,393	$0
	SERP	18	141,899	0
G.E. Muenster	Retirement Plan	13	$225,369	$0
	SERP	n/a	n/a	n/a
A.S. Barclay	Retirement Plan	16	$282,428	$0
	SERP	16	15,768	0

(1)	The accumulated benefit was frozen as of December 31, 2003. The present value has been calculated assuming that the executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable on the basis of a single life annuity with a 60 month certain payment period. Except for the assumption that the executives remain in service and retire at age 65, the present value is based on the assumptions as described in Note 12 to the Company’s Consolidated Financial Statements included in the 2013 Annual Report to Shareholders. Specifically, the interest assumption is 4.75% and the post-retirement mortality assumption is based on the 2013 IRS Static Post Retirement mortality table reflecting projections to 2020 using Scale AA.

Defined Contribution Plan.  The Company’s Employee Savings Investment Plan (the “Defined Contribution Plan”) is an employee benefit plan under section 401(k) of the Internal Revenue Code, which is offered to substantially all United States employees including the executive officers. The Defined Contribution Plan provides for a Company cash match at a rate of 100% of employee contributions up to 3% of the employee’s eligible compensation, and 50% of the employee’s contributions in excess of such 3%, up to 5% of the employee’s eligible compensation, subject to Internal Revenue Code limits. The amounts of the Company’s cash match for the accounts of the executive officers in fiscal years 2011, 2012 and 2013 are listed in footnote (6) to the Summary Compensation Table on page 27, under the heading “Defined Contribution Savings Plan Company Contributions.”

The Company has no defined contribution or other plan that provides for the deferral of executive compensation on a basis that is not tax-qualified.

EMPLOYMENT AGREEMENTS

The Company entered into employment agreements with Messrs. Richey and Muenster and Ms. Barclay effective on or about November 1, 1999 and subsequently amended from time to time.

The employment agreements provide for a base salary of not less than the executives’ fiscal year 1999 base salaries, as increased in accordance with the Company’s compensation policy, and an annual cash incentive opportunity in accordance with the Performance Compensation Plan and the Incentive Compensation Plan. These executives are entitled to participate in any stock options, restricted stock or performance shares awards and other compensation as the Company’s Human Resources and Compensation Committee shall determine, as well as all employee benefit programs of the Company applicable to senior executives, and the Company will provide certain perquisites, including financial planning, an automobile allowance and club membership.

The agreements currently provide that they will be automatically renewed for successive one year periods unless a six month notice of non-renewal is given by the Company or the executive. However, the Company has the right to terminate the executive’s employment at any time upon thirty days notice either with or without Cause, and the executive has the right to resign at any time upon thirty days notice. “Cause” is defined in the agreements as the executive’s willful failure to perform his or her duties, disability or incapacity extending for nine consecutive months, willful misconduct, conviction of a felony, breach of any material provision of the employment agreement, or a determination by the Board that the executive has committed fraud, embezzlement, theft or misappropriation against the Company. If the executive’s employment is terminated by the Company other than for Cause, or if the executive terminates his or her employment following certain actions by the Company defined in the agreements as “Good Reason,” the executive will be entitled to receive certain compensation and benefits. “Good Reason” includes the Company’s materially failing to comply with the agreement, materially reducing the executive’s responsibilities or requiring the executive to relocate. In the case of such a termination, the executive will receive for two years: (i) the executive’s base salary and cash incentive (calculated to be no less than the annual percentage of base salary under the cash incentive plans for the last fiscal year prior to termination) paid, at the executive’s election, in either a lump sum on the regularly scheduled payroll date coinciding with or immediately preceding March 15 of the calendar year following the calendar year of termination, or in equal biweekly installments up until the regularly scheduled payroll date coinciding with or immediately preceding March 15 of the year following termination, at which time any balance will be paid in a lump sum, (ii) immediate vesting of outstanding stock options and immediate vesting and payout of earned performance-accelerated restricted shares, and (iii) continuation of certain employee benefits and perquisites. If the executive’s employment is terminated in connection with a Change of Control (as defined in the agreements), the executive will not receive the foregoing benefits, and will receive instead the benefits payable under the Company’s Severance Plan. See “Potential Payments Upon Termination or Change in Control,” below.

The employment agreements prohibit the executives from disclosing confidential information or trade secrets concerning the Company, and for a period of two years from soliciting employees of the Company and from soliciting customers or distributors of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments/Benefits Upon Change in Control

Severance Plan.  The Company has established a Severance Plan (the “Plan”) covering the executive officers. Under the Plan, following an occurrence of a “Change of Control,” as defined in the Plan (see “Other Compensation Elements — Severance Plan” in the Compensation Discussion And Analysis section), each of the executive officers will be entitled to be employed by the Company for a three year employment period during which he or she will: (i) be paid a minimum base salary equal to his or her base salary prior to the Change of Control, plus a minimum annual bonus based on the average of his or her cash incentives during the last five preceding fiscal years, disregarding the highest and lowest such years, and (ii) continue to receive the employee benefits to which he or she was entitled prior to the Change of Control. If the executive officer’s employment is terminated by the Company during this employment period other than for death, disability or “Cause” as defined in the Plan, or the executive officer terminates his or her employment during the employment period following certain specified actions by the Company (“Good Reason”), such as materially failing to comply with the provisions of the Plan, a material diminution in his or her authority, duties or responsibilities or base salary, or requiring him or her to relocate, he or she will be entitled to receive, among other things, a cash lump sum equal to the aggregate of: (i) any unpaid current base salary; (ii) any unpaid deferred compensation; (iii) a bonus calculated by multiplying the average of the past five years cash incentive percentages (ratio of annual cash incentive to annual base salary), disregarding the highest and lowest percentages, times the base salary earned from the start of the fiscal year in which the termination occurred to the date of the termination; and (iv) an amount calculated by multiplying two times the sum of (x) the current annual base salary and (y) such annual base salary multiplied by the average of the past five years’ cash incentive percentages (ratio of annual cash incentive to annual base salary), disregarding the highest and lowest percentages. In addition, he or she will receive the continuation of his or her employee benefits for two years. The Company may amend the Plan, but no amendment adverse to the rights of an executive officer under the Plan will be effective unless notice of the amendment has been given by the Company to the executive officer at least one year before a Change of Control occurs.

Incentive Plan Awards.  The terms of the Company’s outstanding performance-accelerated restricted stock awards provide that upon a change in control (defined in the awards substantially the same as in the Severance Plan), any portion of an award for which the acceleration criteria have been met will be distributed, and any remaining awards will be accelerated and distributed at the end of the fiscal year in which the change in control occurs, unless prior to the distribution the executive officer resigns without good reason or is terminated for cause.

Payments/Benefits Upon Death or Disability

If the executive officer’s employment were to be terminated because of death or disability, under the executive officer’s employment agreement with the Company the executive officer (or his or her beneficiaries) would receive benefits under the Company’s disability plan or the Company’s life insurance plans, as applicable. In addition, the executive officer’s vested stock options (if any; no stock options are currently outstanding) would remain exercisable for three months in the case of death and for one year in the case of disability. With respect to outstanding PARS awards, the Committee may, in its sole discretion, make full, pro-rata, or no share distributions, as it may determine, to an executive officer in the event of disability, or to the executive officer’s surviving spouse or beneficiary in the event of death.

Payments/Benefits Upon Termination by the Employee With Good Reason or by the Company Without Cause

If prior to a Change of Control, the executive officer’s employment were to be terminated by the Company other than for cause, death or disability or by the executive officer for Good Reason, the Company would be required under the executive officer’s employment agreement to continue to pay the executive officer’s base salary and cash incentive for two years following termination; however, the executive officer could elect to receive these payments in lump sums on or about March 15 of the calendar year following the calendar year in which the termination occurs. In addition, certain employee benefits would continue after the termination, the executive officer’s outstanding stock options (if any; no stock options are currently outstanding) would vest and become exercisable, and his or her earned but unvested shares of performance-accelerated restricted stock would vest and be distributed. These payments and benefits would be conditioned upon the executive officer not soliciting employees, customers or distributors of the Company for a period of two years after termination. In addition, the executive officer would be required to execute the Company’s standard severance agreement and release.

Payments Upon Termination by the Employee Without Good Reason

If the executive officer were to terminate his or her employment without Good Reason, the executive officer would not be entitled to payment of continued compensation or benefits, and all outstanding PARS awards would be forfeited. The Human Resources and Compensation Committee of the Board of Directors could agree, in its discretion, to permit the executive officer to exercise his or her vested stock options (if any; no stock options are currently outstanding) for three months after such termination.

Payments Upon Termination by the Company for Cause

If the executive officer’s employment were to be terminated by the Company for Cause, under the employment agreement the executive officer would not be entitled to payment of continued compensation or benefits, and all outstanding PARS awards would be forfeited. The Human Resources and Compensation Committee of the Board of Directors could agree, in its discretion, to permit the executive officer to exercise his or her vested stock options (if any; no stock options are currently outstanding) for three months after such termination.

Incremental Compensation in the Event of Termination As A Result of Certain Events

The following tables reflect the additional compensation and benefits to be provided to the executive officers of the Company in the event of a termination of employment at, following, or in connection with a Change of Control or for the other listed reasons. The amounts shown assume that the termination was effective as of the close of business on September 30, 2013, the end of the Company’s last fiscal year. The actual amounts to be paid would be determinable only at the time of the actual termination of employment.

V.L. Richey, Jr.:

Pay Element	Change in Control		Death	Disability		Termination by Employee for Good Reason or by Employer Without Cause		Termination by Employee Without Good Reason	Termination by Employer for Cause
Cash Compensation:
Base salary	$0		$0	$197,500	(1)	$1,580,000	(2)	$0	$0
Cash incentive	481,900	(3)	0	0		1,050,000	(4)	0	0
Severance payment	2,543,800	(5)	0	0		0		0	0
Total Cash Compensation	$3,025,700		$0	$197,500		$2,630,000		$0	$0
Long-Term Incentive Awards:
Performance accelerated restricted stock:	4,980,845	(6)	0	0		0		0	0
Total Awards	$4,980,845		$0	$0		$0		$0	$0
Total Direct Compensation	$8,006,545		$0	$197,500		$2,630,000		$0	$0
Benefits:(7)
Broad-based benefits	$64,856		$0	$0		$6,102		$0	$0
Retirement benefits	0		0	0		0		0	0
Other executive benefits/perquisites	89,672		0	0		97,609		0	0
Total Benefits	$154,528		$0	$0		$103,711		$0	$0
Total Incremental Compensation	$8,161,073		$0	$197,500		$2,733,711		$0	$0

G.E. Muenster:

Pay Element	Change in Control		Death	Disability		Termination by Employee for Good Reason or by Employer Without Cause		Termination by Employee Without Good Reason	Termination by Employer for Cause
Cash Compensation:
Base salary	$0		$0	$131,500	(1)	$1,052,000	(2)	$0	$0
Cash incentive	286,670	(3)	0	0		638,000	(4)	0	0
Severance payment	1,625,340	(5)	0	0		0		0	0
Total Cash Compensation	$1,912,010		$0	$131,500		$1,690,000		$0	$0
Long-Term Incentive Awards:
Performance accelerated restricted stock:	2,273,099	(6)	0	0		0		0	0
Total Awards	$2,273,099		$0	$0		$0		$0	$0
Total Direct Compensation	$4,185,109		$0	$131,500		$1,690,000		0	$0
Benefits:(7)
Broad-based benefits	$28,698		$0	$0		$2,319		$0	$0
Retirement benefits	0		0	0		0		0	0
Other executive benefits/perquisites	74,692		0	0		83,327		0	0
Total Benefits	$103,390		$0	$0		$85,646		$0	$0
Total Incremental Compensation	$4,288,499		$0	$131,500		$1,775,646		$0	$0

A.S. Barclay:

Pay Element	Change in Control		Death	Disability		Termination by Employee for Good Reason or by Employer Without Cause		Termination by Employee Without Good Reason	Termination by Employer for Cause
Cash Compensation:
Base salary	$0		$0	$78,000	(1)	$624,000	(2)	$0	$0
Cash incentive	135,720	(3)	0	0		306,400	(4)	0	0
Severance payment	895,440	(5)	0	0		0		0	0
Total Cash Compensation	$1,031,160		$0	$78,000		$930,400		$0	$0
Long-Term Incentive Awards:
Performance accelerated restricted stock:	1,145,239	(6)	0	0		0		0	0
Total Awards	$1,145,239		$0	$0		$0		$0	$0
Total Direct Compensation	$2,176,399		$0	$78,000		$930,400		$0	$0
Benefits:(7)
Broad-based benefits	$53,344		$0	$0		$6,102		$0	$0
Retirement benefits	0		0	0		0		0	0
Other executive benefits/perquisites	74,608		0	0		83,642		0	0
Total Benefits	$127,952		$0	$0		$89,744		$0	$0
Total Incremental Compensation	$2,304,351		$0	$78,000		$1,020,144		$0	$0

Footnotes to the Above Three Tables:

(1)	Represents three months’ base salary, which the Company has the discretion to provide to its executive officers in order to cover the waiting period under the Company’s group long-term disability insurance policy.
(2)	As calculated under the terms of the executive officer’s employment agreement. The amount shown represents the annual base salary in effect at September 30, 2013 multiplied by two.
(3)	As calculated under the terms of the Severance Plan. The amount shown is in lieu of any annual cash incentive for fiscal 2013 which would have otherwise been paid except for the termination.
(4)	As calculated under the terms of the executive officer’s employment agreement. The amount shown represents the annual cash incentive target for fiscal 2013 multiplied by two.
(5)	As calculated under the terms of the Severance Plan.
(6)	Represents the value of Shares that would be distributed upon the occurrence of a change in control, based on the $33.23 closing price of the Company’s common stock on September 30, 2013, the last day of the Company’s 2013 fiscal year. These amounts would become payable to the executive officer even if the officer’s employment were not terminated in connection with the change in control. See “Payments/Benefits Upon Change in Control — Incentive Plan Awards” on page 32. Does not include $995,837, $460,236 and $190,064 in value of Shares that became distributable to Mr. Richey, Mr. Muenster and Ms. Barclay, respectively, on September 30, 2013.
(7)	The amounts shown represent the projected cost to continue benefits in accordance with the executive officer’s employment agreement and the provisions of the Severance Plan. Included in Total Benefits are broad-based benefits (health insurance, life and disability premiums), financial planning, automobile, club dues and tax gross-up on club fees. In the case of “Termination by Employee for Good Reason or by Employer Without Cause,” Total Benefits also include an estimated outplacement fee of $15,000.

*    *    *    *    *

OTHER INFORMATION

AUDIT-RELATED MATTERS

Approval of Audit and Permitted Non-Audit Services

The Audit and Finance Committee has adopted pre-approval policies and procedures requiring that the Committee pre-approve all audit and permitted non-audit services to be provided by the Company’s independent registered public accounting firm. In accordance with this policy, the Committee has pre-approved and has set specific quarterly limitations on fees for the following categories of services: general accounting and SEC consultation, compliance with pertinent legislation, general taxation matters and tax returns. Services which have not received specific pre-approval by the Committee must receive such approval prior to the rendering of the services.

Auditor Fees and Services

The Company has paid the following fees to KPMG LLP, its independent registered public accounting firm, for services rendered for each of the last two fiscal years. All of these fees were pre-approved by the Committee.

	2013	2012
Audit Fees(1)	$1,215,000	$1,056,000
Audit-Related Fees(2)	0	20,000
Tax Fees(3)	0	0
All Other Fees	0	0
Total	$1,215,000	$1,076,000

(1)	Audit Fees primarily represent amounts paid for the audit of the Company’s annual financial statements, reviews of financial statements included in the Company’s SEC Forms 10-Q and 10-K, the performance of statutory audits for certain of the Company’s foreign subsidiaries, and services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years, including expressing an opinion on the Company’s internal control over financial reporting.
(2)	Audit-Related Fees represent amounts paid for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and which are not included in Audit Fees above. Audit-Related Fees for 2012 were for acquisition due diligence services.
(3)	Tax Fees represent amounts paid for tax compliance, tax advice and tax planning services.

Report of the Audit and Finance Committee

The Audit and Finance Committee oversees and monitors the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013, including a discussion of the quality and the acceptability of the Company’s financial reporting practices and the internal controls over financial reporting.

The Committee reviewed with KPMG LLP, the independent registered public accounting firm which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America. In addition, the Committee discussed with KPMG LLP its independence from management and the Company, including the impact of any non-audit-related services provided to the Company, the matters in that firm’s written disclosures and the letter from KPMG LLP to the Committee pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence. The Committee also discussed with the independent accountants the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB.

Further, the Committee discussed with the Company’s internal audit executive and KPMG LLP the overall scope and plans for their respective audits. The Committee meets periodically with the internal audit executive and representatives of the independent accountants, with and without management present, to discuss the results of the examinations, their evaluations of the Company’s internal controls (including internal controls over financial reporting), and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the Securities and Exchange Commission. The Committee also evaluated and reappointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2014.

The Audit and Finance Committee

J.M. Stolze, Chairman
D.C. Trauscht
J.D. Woods

SECURITIES OWNERSHIP

Securities Ownership Of Directors and Executive Officers

The following table sets forth certain information with respect to the number of Shares beneficially owned by the directors and executive officers of the Company as of the date of this Proxy Statement. For purposes of this table and the following table, the “beneficial ownership” of Shares means the power, either alone or shared with one or more other persons, to vote or direct the voting of the Shares, and/or to dispose of or direct the disposition of the Shares, and includes any Shares with respect to which the named person had the right to acquire beneficial ownership within the next 60 days. Unless otherwise noted, each person had the sole voting and dispositive power over the Shares listed.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares(1)
A.S. Barclay	97,166		(2)
G.E. Muenster	121,489		(2)
V.L. Richey, Jr.	224,533		(2)
L.W. Solley	23,750		(2)
J.M. Stolze	43,000	(3)	(2)
D.C. Trauscht	34,000		(2)
J.D. Woods	30,070	(4)	(2)
All directors and executive officers as a group (7 persons)	574,008		2.2%

(1)	Based on 26,490,339 Shares outstanding as of December 6, 2013, the record date for the Meeting.
(2)	Less than 1.0%.
(3)	Includes 17,400 stock equivalents credited to Mr. Stolze’s deferred compensation account under the Compensation Plan for Non-Employee Directors, which he has a right to receive in Shares in the event of his retirement as a director.
(4)	Includes 100 Shares held by Mr. Woods’ wife, and 154 Shares held by him as custodian for a minor grandchild.

Securities Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to each person known by the Company as of the dates set forth in the footnotes below to be deemed, pursuant to applicable SEC regulations, to beneficially own more than five percent of the Company’s outstanding Shares:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares(1)
Columbia Wanger Asset Management, LLC 227 West Monroe Street, Suite 3000 Chicago, IL 60606	3,826,750	(2)	14.4%
Waddell & Reed Financial, Inc. 6300 Lamar Avenue Overland Park, KS 66202	3,039,318	(3)	11.5%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,028,011	(4)	7.7%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	1,850,090	(5)	7.0%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	1,722,678	(6)	6.5%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,529,013	(7)	5.8%
Heartland Advisors, Inc. 789 North Water Street, Suite 500 Milwaukee, WI 53202	1,521,041	(8)	5.7%

(1)	Based on 26,490,339 Shares outstanding as of December 6, 2013, the record date for the Meeting.
(2)	Based on information provided as of October 31, 2013 by Columbia Wanger Asset Management, LLC (CWAM), which stated that it has shared dispositive power over 3,826,750 Shares and shared voting power over 3,476,750 Shares as investment advisor to several registered owners., and that CWAM’s affiliate Columbia Acorn Fund is the registered owner of 2,300,000 of these Shares (8.7% of the Shares outstanding as of the record date).
(3)	Based on information contained in a Schedule 13G filed with the SEC on February 7, 2013 by Waddell & Reed Financial, Inc., which reported that it has sole voting and dispositive powers over these Shares as the parent company of certain investment advisers to numerous registered owners.
(4)	Based on information contained in a Schedule 13G filed with the SEC on February 8, 2013 by BlackRock, Inc., which reported that it has sole voting and dispositive powers over these Shares.
(5)	Based on information provided as of October 31, 2013 by T. Rowe Price Associates, Inc., which stated that it has sole dispositive power over 1,850,090 Shares and sole voting power over 173,030 Shares as investment adviser to various individual and institutional investors.
(6)	Based on information provided as of September 30, 2013 by Wellington Management Company, LLP, which reported that it has shared dispositive power over 1,722,678 Shares and shared voting power over 1,287,046 Shares as investment adviser to numerous investment advisory clients.
(7)	Based on information provided as of February 11, 2013 and October 31, 2013 by The Vanguard Group, Inc., which stated that it has sole investment power over these shares except for 37,118 Shares over which it shares investment power with its wholly owned subsidiary Vanguard Fiduciary Trust Company, and that it has sole voting power over 38,118 Shares held by its wholly owned subsidiaries as investment manager of various investment accounts.
(8)	Based on information provided as of September 30, 2013 by Heartland Advisors, Inc., which stated that it holds shared voting and dispositive power over these shares as investment adviser to various clients.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of any class of equity security of the Company to file with the SEC initial reports of such ownership and reports of changes in such ownership. Officers, directors and such beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2013, all Section 16(a) reports applicable to its officers, directors and greater than ten percent beneficial owners were timely filed.

SHAREHOLDER PROPOSALS

In order for a shareholder of the Company to formally nominate an individual for election as a director, the Company’s Articles of Incorporation require that notice of the nomination must be given to the Company in advance of the meeting at which the election is to be held. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting; but if the Company gives less than 50 days notice or prior public disclosure of the date of the meeting, then the shareholder must give such notice within ten days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first. The notice of nomination must include certain information regarding both the proponent and the proposed nominee, as specified in the Articles of Incorporation. Shareholders may also recommend director candidates to the Nominating and Corporate Governance Committee for consideration as described under “Nominating and Corporate Governance Committee” on page 13.

In order for a shareholder to bring any other business before a shareholder meeting, notice must be given to the Company within the time limits described in the preceding paragraph. Such notice must include a description of the proposed business, the reasons for proposing to conduct the business, and other matters as specified in the Articles of Incorporation. The Board may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

The above requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement. Proposals of shareholders intended to be presented at the 2015 Annual Meeting must be received by the Company by August 13, 2014 if the proponent wishes to have them included in the Company’s proxy statement and form of proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with SEC regulations governing the solicitation of proxies.

In each case, the notice required to be given to the Company must be directed to the Secretary of the Company, whose address is 9900A Clayton Road, St. Louis, MO 63124-1186. Any shareholder desiring a copy of the Company’s Articles of Incorporation or Bylaws will be furnished one without charge upon written request to the Secretary.

*    *    *    *    *

APPENDIX A

List of Companies included in the Towers Watson Data Services
2011 General Industry Top Management Compensation Survey Report — U.S.
(see “Compensation Consultant and Benchmarking” on page 18)

AAA	Baylor Health Care System	Chico's FAS
1st Source	BE Aerospace	Children's Healthcare of Atlanta
AAR Corporation	Beam Global Spirits & Wine	Choice Hotels International
ABB	Belk	CHS
ABX Air	Bemis	Chumash Employee Resource Center
Acuity	Beneficial Bank	CIGNA
Acushnet	Berwick Offray	City of Austin
Advance Auto Parts	Biomet	City of Chicago
Adventist Health System	Black Hills	City of Garland
AEGON	Blue Cross of Idaho	City of Houston
AFLAC	Blue Cross of Northeastern Pennsylvania	City of Las Vegas
AgFirst	BlueCross BlueShield of Louisiana	City of Philadelphia
Alfa Laval	BlueCross BlueShield of Nebraska	Classified Ventures
Allegiance Health	BlueCross BlueShield of South Carolina	Cleco
Allete	BlueCross BlueShield of Tennessee	ClubCorp
Alta Resources	Bosch Rexroth	CNL Financial Group
Altegrity	Boy Scouts of America	Cobb County School District
American Cancer Society	Boyd Gaming	Coca-Cola Enterprises
American Career College	Bradley	College of St. Scholastica
American Enterprise	Brady	Colman Group
American Greetings	Bridgepoint Education	Colorado Springs Utilities
American Red Cross	Briggs & Stratton	Colsa
American Textile	Brightpoint North America	CommIT Enterprises
American Water Works	Brookdale Senior Living	CommScope
AmeriPride Services	Brownells	Community Coffee
Ameristar Casinos	Bryant University	Community Health Network
Ames True Temper	Buffets	Compressor Controls
AMETEK/Advanced Measurement Technology	Cablevision Systems	Computer Sciences Consulting Group
Amica Mutual Insurance	Caelum Research Corporation	Computer Task Group
Analytic Services (ANSER)	Caesar's Entertainment	ConnectiCare Capital LLC
Andersen Corporation	California Casualty Management	Core Laboratories
ANH Refractories	California Dental Association	Cornell University
AOC	California Institute of Technology	Correctional Medical Services
Asahi Kasei Plastics NA	CareFirst BlueCross BlueShield	Country Financial
Ascend Performance Materials	Carle Foundation Hospital	Coventry Health Care
Assurant	Carlson	CPS Energy
Aurora Healthcare	CarMax	Cracker Barrel Old Country Stores
Auto Club Group	Carpenter Technology	Crate & Barrel
Automobile Club of Southern California	CB Richard Ellis	Crown Castle
Avis Budget Group	Cell Therapeutics	CUNA Mutual
Avista	CEMEX	D&B
B Braun Medical	CEVA Logistics	Decurion
Barloworld Handling	CH2M Hill	Delta Dental Plan of Michigan
Baxa	Chelan County Public Utility District	Denny's
Baxter International	Chicago Transit Authority	DENSO International
Baylor College of Medicine	Chickasaw Nation	DePaul University

Devry	Fermi National Accelerator Laboratory	HD Supply
Dickstein Shapiro	Ferrellgas	Health Care Services
Diebold	First American	HealthNow New York
Discover Financial Services	First Citizens Bank	Hendrick Medical Center
Doherty Employer Services	First Commonwealth Financial	Hendrickson International
Dollar General	First Solar	Henry Ford Health Systems
Dollar Tree Stores	Fiserv	Herman Miller
Domino's Pizza	Fiskars Brands	Highlights for Children
Donaldson	Fleetwood Group	Highmark
DSC Logistics	Flexcon Company	Hill Phoenix
Duke Realty	Flexible Steel Lacing	Hilti
Duke University & Health System	Fortune Brands	Hilton Worldwide
DuPont	Freeman Dallas	Hines Interests
Dupont Fabros Technology	Friendly Ice Cream	Hitachi America
Dyn McDermott	Froedtert Hospital	HNI
Edison Mission Energy	Funeral Directors Life Insurance Company	HNTB
Education Management	G&K Services	Houston Metropolitan Transit Authority
Edward Jones	Gaylord Entertainment	Hu-Friedy Manufacturing Company
Edwards Lifesciences	General Dynamics Information Technology	Humana
Elizabeth Arden	Genesis Energy	Hunter Industries
EMCOR Group	GenOn Energy	Hutchinson Technology
Emerson Climate Technologies	Gentiva Health Services	Hyundai Capital America
Emerson Electric	Georg Fischer Signet	Hyundai Motor America
Enpro Industries (Fairbanks Morse Engine)	Georgia Institute of Technology	Hyundai Motor Manufacturing of Alabama
Erickson Retirement Communities	Gerdau AmeriSteel	IDEX Corporation
Erie Insurance	Gibraltar Steel Corporation	IDEXX Laboratories
ESCO Technologies	Glatfelter	II-VI
ESM	GNC	IKON Office Solutions
Esterline Technologies	Godiva Chocolatier	Indiana Farm Bureau Insurance
Etnyre International	Gold Eagle	Infogroup
Evraz	Graco	Information Management Service
Exel	Graham Packaging	Ingram Industries
Express Scripts	Grande Cheese	Insperity
Fairfield Manufacturing	Grange Life Insurance	Institute for Defense Analyses
Farm Credit Bank of Texas	Great American Insurance	Integra Lifesciences Corporation
Farm Credit Foundations	Greyhound Lines	Intertape Polymer Group
Farmland Foods	Grinnell Mutual Reinsurance	Iron Mountain
Federal Reserve Bank of Atlanta	GROWMARK	Irvine
Federal Reserve Bank of Chicago	GTECH	Isuzu Motors America
Federal Reserve Bank of Dallas	GuideStone Financial Resources	Ithaca College
Federal Reserve Bank of Minneapolis	H.E.B. Grocery	Ithaka Harbors
Federal Reserve Bank of Philadelphia	Habitat for Humanity International	Itochu International
Federal Reserve Bank of Richmond	Harman International Industries	ITT Industries — Information Systems
Federal Reserve Bank of St. Louis	Harris County Hospital District	ITT Mission Systems
Federal Reserve Board	Harvard Vanguard Medical Associates	J J Keller & Associates
FedEx Express	Harvey Industries	J&J Worldwide Services
FedEx Ground	Haynes International	J.R. Simplot
Ferguson Enterprises	Hazelden Foundation	Jabil Circuit

Jackson Hewitt Jacobs Technology	Maricopa Integrated Health System	NewPage
Jarden	Mars North America	NextEra Energy
Jefferson Science Associates	Marshfield Clinic	Nicor
JM Family Enterprises	Mary Kay	Nielsen
John Crane	Master Lock	NiSource
John Wiley & Sons	MasterBrand Cabinets	NJM Insurance Group
Johns Hopkins University	Mayo Clinic	NJVC LLC
Johnson Controls	McCain Foods USA	Nordson Corporation
Johnson Financial Group	McGladrey	Nordstrom Bank
Johnson Outdoors	Medco Health Solutions	North Carolina State Employees' Credit Union
Joint Commission	Media General	North Texas Tollway Authority
Jones Lang LaSalle	Medica Health Plans	Northwestern Memorial Hospital
Joy Global	Medical Group Management Assn	Northwestern Mutual
Kewaunee Scientific Corporation	Mercedes-Benz Financial Services	NuStar Energy
Keystone Automotive Industries	Mercer University	OfficeMax
Keystone Foods	Merit Medical Systems	Ohio Public Employees Retirement System
KI	Merrill	Ohio State University
Kindred Healthcare	Methodist Healthcare System	Ohio State University Medical Center
Kingston Technology	MetLife	OHL
Klein Tools	Metropolitan Atlanta Rapid Transit Authority	Old Dominion Electric
Komatsu America	Miami Children's Hospital	Oncology Nursing Society
Kroger	Mine Safety Appliances	One America Financial Partners
L.L. Bean	Miniature Precision Comps	Oppenheimer Group
La Macchia Enterprises	Minnesota Management & Budget	Opus Bank
Laboratory Corporation of America	Missouri Department of Conservation	Orbital Science Corporation
Lake Region Medical	Missouri Department of Transportation	Oshkosh
Lantech.com	Mitsubishi International	Pall Corporation
Lawson Products	Mitsui U S A	Pampered Chef
Learning Care Group	Molex	Panduit Corporation
Legal & General America	Moneris Solutions	Patterson Companies
Leggett and Platt	MSC Industrial Direct	Paychex
Leo Burnett	MTD Products	Pearson
LG&E and KU Energy Services	MTS Systems	Penn National Gaming
Lieberman Research Worldwide	Mueller Water Products	Penn State Hershey Medical Center
Limited Brands	MultiPlan	Pharmavite
Littelfuse	Mutual of Omaha	PHH Arval
Little Lady Foods	Mylan	Pier 1 Imports
Logic PD	Nash-Finch	PMA Companies
Louisiana-Pacific	National Academies	Polaris Industries
Lower Colorado River Authority	National Futures Association	Policy Studies
Loyola University of Chicago	National Interstate Insurance	Polymer Technologies
Lozier	National Safety Council	Popular
LSG Sky Chefs	Nature's Sunshine Products	Port of Portland
Luck Stone	Navistar International	Poudre Valley Health Systems
Lutron Electronics	Navy Exchange Service Command	Preformed Line Products
Luxottica Retail	NCCI Holdings	Premera Blue Cross
Magellan Health Services	NCMIC	Premier
Magna Seating	Nebraska Public Power District	PREMIER Bankcard
Malco Products	Neenah Paper	Principal Financial
Maricopa County Office of Management & Budget	New York Community Bank	Professional Golfers' Association of America

Progressive	SEMCO Energy	Texas Mutual Insurance
Project Management Institute	Sentara Healthcare	Therma Tru
Prometric Inc	Serco	Thule
Property Casualty Insurers Association of America	Shands HealthCare	Timberland
Publix Super Markets	Sharp Electronics	TIMET
Purdue Pharma	Simon Property Group	TJX Companies
QBE the Americas	Simpson Housing	Total System Services
QSC Audio Products	SIRVA	Transocean
Qualex	Smead Manufacturing	Travis County
Qualis Health	SMSC Gaming Enterprise	Treasure Island Resort & Casino
Quality Bicycle Products	Sole Technology	Tri-Met
Quest Diagnostics	Solo Cup	Trinity Consultants
QVC	South Jersey Gas	Trinity Health
R.R. Donnelley	Southco	TriWest Healthcare Alliance
Radio One	Southeastern Freight Lines	True Value Company
RadioShack	Southwest Gas	Tufts Health Plan
Recology	Space Dynamics Laboratory	Turner Broadcasting
Regence Group	Space Telescope Science Institute	U.S. Foodservice
Regency Centers	Spectrum Health – Grand Rapids Hospitals	UDR
Regions Financial	Spinmaster	UMDNJ-University of Medicine & Dentistry
Reinsurance Group of America	SPX Corporation	Underwriters Laboratories
Renaissance Learning	St. Cloud Hospital	United American Insurance
Rice University	St. Jude Children's Research Hospital	United States Steel
RiceTec	St. Louis County Government	United Stationers
Rich Products	St. Vincent Hospital	UnitedHealth
Ricoh Electronics	Stampin' Up!	Universal Studios Orlando
Rite – Hite Holding Corporation	Standard Motor Products	University Health System
Robert Bosch	Staples	University of Alabama at Birmingham
Rollins	State Corporation Commission	University of California, Berkeley
RSC Equipment Rental	State Personnel Administration	University of Chicago
Ryland Group	Steelcase	University of Georgia
S&C Electric	Sterilite	University of Houston
Safety-Kleen Systems	Sterling Bancshares	University of Kansas Hospital
Sakura Finetek USA	Stonyfield Farm	University of Maryland Medical Center
Salk Institute	Subaru of Indiana Automotive	University of Miami
Salt River Project	Sykes Enterprises	University of Michigan
Samuel Roberts Noble Foundation	Syncada	University of Nebraska-Lincoln
San Antonio Water System	Synthes	University of North Texas
San Manuel Band of Mission Indians	Tastefully Simple	University of Notre Dame
Sauer-Danfoss	Taubman	University of Pennsylvania
Schaumburg Township District Library	Taylor	University of Rochester
Schneider Electric	TDS Telecom	University of South Florida
Schwan Food	Tech Data	University of St. Thomas
Scooter Store	Technicolor	University of Texas at Austin
Sealed Air	Tecolote Research	University of Texas Health Science Center at Houston
Sealy	Tele-Consultants	University of Wisconsin Hospital and Clinics
Seco Tools	Tennant Company	University of Wisconsin Medical Foundation
Securus Technologies	Texas Industries	University Physicians

UPS	Volvo Group North America	Whirlpool
URS	W C Bradley	Whole Foods Market
USAA	Wackenhut Services	Wilder Foundation
USG	Walgreen Co.	WilmerHale LLP
UT Southwestern Medical Center	Washington University in St. Louis	Wilsonart International
Utah Transit Authority	Wawa	Windstream Communications
Vail Resorts Management	Wayne Memorial Hospital	Winn-Dixie Stores
Valpak/Cox Target Media	Wellcare Health Plans	Wisconsin Physicians Service Insurance
Valspar	Wellmark BlueCross BlueShield	World Vision International
Ventura Foods	Wells' Dairy	World Vision United States
Venturedyne	Werner	Worthington Industries
Verde Realty	West Bend Mutual Insurance	Wyle Laboratories
Vermeer Manufacturing Company	West Penn Allegheny Health System	Yamaha Corporation of America
Vesuvius USA	West Virginia University Hospitals	YKK Corporation of America
VF	Western Southern Financial Group	YSI
Via Christi Health	Western Union Company	Zale
Viad	Westfield Group	Zebra Technologies Corporation
Vi-Jon	Weston Solutions	Zimmer
Virginia Farm Bureau Insurance Service	Wheaton Franciscan Healthcare
Visiting Nurse Service of NY	Wheels

ESCO Technologies Inc.
c/o MacKenzie Partners
105 Madison Avenue
New York, NY 10016

VOTE BY INTERNET **WWW.CESVOTE.COM**

Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on Tuesday, February 4, 2014. Have your Proxy Card available when you access the web site **www.cesvote.com** and follow the simple instructions to record your vote.

VOTE BY TELEPHONE **1-888-693-8683**

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on Tuesday, February 4, 2014. Have your Proxy Card available when you call the **Toll-Free number 1-888-693-8683** and follow the simple instructions to record your vote.

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it using the **postage-paid envelope** provided or return your proxy card to: ESCO Technologies Inc., c/o Corporate Election Services, PO Box 3230, Pittsburgh, PA 15230 to ensure your vote is received prior to the Annual Meeting.

Vote by Internet	Vote By Telephone	Vote by Mail
Access the Website and submit your proxy: **www.cesvote.com**	Call Toll-Free using a touch-tone telephone: **1-888-693-8683**	Sign and return your proxy in the postage-paid envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.ViewOurMaterial.com/ESCO

➔

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL

REVOCABLE PROXY

ANNUAL MEETING OF SHAREHOLDERS
DATE: February 5, 2014
TIME: 9:30 A.M.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned, revoking all prior proxies, as holder of record of the common stock of ESCO TECHNOLOGIES INC. (the "Company"), does hereby appoint V.L. Richey, Jr. and A.S. Barclay, or either of them, with full powers of substitution, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of Shareholders of the Company, to be held on February 5, 2014, at the Company's headquarters located at 9900A Clayton Road, St. Louis County, Missouri 63124, beginning at 9:30 A.M. Central Time, and at any and all adjournments or postponements of such meeting, and to vote all the shares of common stock of the Company standing on the register of the Company's stock transfer agent in the name of the undersigned as directed herein, and in their discretion on such other business as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and accompanying Proxy Statement, and the 2013 Annual Report to Shareholders. The matters stated on the reverse side were proposed by the Company, except as indicated.

Shareholder Sign Here ____________ Date ________

Shareholder (Joint Owner) Sign Here ____________ Date ________

Title ____________

NOTE: Please sign exactly as your name appears on this form. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign in full corporate name by President or other authorized officer. If signing on behalf of a partnership, please sign in partnership name by authorized person. When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

↓ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE. ↓

ESCO TECHNOLOGIES INC. **REVOCABLE PROXY CARD**

The proxies will vote your common stock in the manner directed herein by the undersigned Shareholder and in the discretion of the proxies with respect to any other business as may properly come before the meeting or any adjournment thereof. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3 and AGAINST Proposal 4.

   (1) L.W. SOLLEY **(2) J.D. WOODS** **(3) G.E. MUENSTER**

   ☐ **FOR ALL** ☐ **WITHHOLD ALL** ☐ **FOR ALL EXCEPT**

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

____

   ☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

   ☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

   ☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)